                                                                  Exhibit 10.3.1


                -------------------------------------------------

                                MOBILE MINI, INC.

                -------------------------------------------------

                -------------------------------------------------

                           LOAN AND SECURITY AGREEMENT

                            Dated: February 11, 2002

                                  $250,000,000

                -------------------------------------------------

                -------------------------------------------------

                            FLEET CAPITAL CORPORATION
                Individually and as Agent for any Lender which is
                            or becomes a Party hereto

                -------------------------------------------------

                             FLEET SECURITIES, INC.
                  Sole Advisor, Lead Arranger and Book Manager
                -------------------------------------------------

                              BANK OF AMERICA, N.A.
                                       and
                             WASHINGTON MUTUAL BANK
                           as Co-Documentation Agents
                -------------------------------------------------

                                  BANK ONE, NA
                                       and
                              JP MORGAN CHASE BANK
                            as Co-Syndication Agents

                                TABLE OF CONTENTS

Section 1.   CREDIT FACILITY..........................................................   1

      1.1    Revolving Credit Facility................................................   1
      1.2    Letters of Credit; LC Guaranties.........................................   2

Section 2.   INTEREST, FEES AND CHARGES...............................................   3

      2.1    Interest.................................................................   3
      2.2    Computation of Interest and Fees.........................................   3
      2.3    Fee Letter...............................................................   3
      2.4    Letter of Credit and LC Guaranty Fees....................................   3
      2.5    Unused Line Fee..........................................................   4
      2.6    [intentionally omitted]..................................................   4
      2.7    Audit Fees...............................................................   4
      2.8    Reimbursement of Expenses................................................   4
      2.9    Bank Charges.............................................................   5
      2.10   Collateral Protection Expenses...........................................   5
      2.11   Payment of Charges.......................................................   5

Section 3.   LOAN ADMINISTRATION......................................................   5

      3.1    Manner of Borrowing Revolving Credit Loans; Swing Line Loan..............   5
      3.2    Payments.................................................................  10
      3.3    Mandatory and Optional Prepayments.......................................  11
      3.4    Application of Payments and Collections..................................  12
      3.5    All Loans to Constitute One Obligation...................................  13
      3.6    Loan Account.............................................................  13
      3.7    Statements of Account....................................................  13
      3.8    Sharing of Payments, Etc.................................................  13
      3.9    Increased Costs; Taxes...................................................  14
      3.10   Basis for Determining Interest Rate Inadequate or Unfair.................  17

Section 4.   TERM AND TERMINATION.....................................................  17

      4.1    Term of Agreement........................................................  17
      4.2    Termination..............................................................  17

Section 5.   SECURITY INTERESTS.......................................................  18

      5.1    Security Interest in Collateral..........................................  18
      5.2    Other Collateral.........................................................  20
      5.3    Lien Perfection; Further Assurances......................................  20
      5.4    Lien on Realty...........................................................  21

Section 6.   COLLATERAL ADMINISTRATION................................................  21

      6.1    General..................................................................  21
      6.2    Administration of Accounts...............................................  22
      6.3    Records and Reports of Inventory, Machinery and Equipment................  24
      6.4    Administration of Equipment..............................................  24
      6.5    Appraisals...............................................................  24
      6.6    Field Examinations.  Agent shall conduct a field examination twice per year or, if an Event of Default exists, more frequently at Agent's discretion...............................................................  24

Section 7.   REPRESENTATIONS  AND  WARRANTIES.........................................  25

      7.1    General Representations and Warranties...................................  25
      7.2    Continuous Nature of Representations and Warranties......................  31
      7.3    Survival of Representations and Warranties...............................  31

Section 8.   COVENANTS  AND  CONTINUING  AGREEMENTS...................................  31

      8.1    Affirmative Covenants....................................................  31
      8.2    Negative Covenants.......................................................  36
      8.3    Specific Financial Covenants.............................................  44

Section 9.   CONDITIONS PRECEDENT.....................................................  44

      9.1    Documentation............................................................  45
      9.2    No Default; Representations and Warranties...............................  45
      9.3    Other Conditions.........................................................  45
      9.4    Availability.............................................................  45
      9.5    No Litigation............................................................  45
      9.6    Material Adverse Effect..................................................  45
      9.7    Cash Management System; Lockboxes........................................  45
      9.8    Lien Perfection; Title Insurance.........................................  45
      9.9    Insurance................................................................  46
      9.10   Due Diligence............................................................  46
      9.11   Opinions.................................................................  46
      9.12   Repayment of Indebtedness................................................  46

Section 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT........................  46

      10.1   Events of Default........................................................  46
      10.2   Acceleration of the Obligations..........................................  48
      10.3   Other Remedies...........................................................  49
      10.4   Set Off and Sharing of Payments..........................................  50
      10.5   Remedies Cumulative; No Waiver...........................................  51

Section 11.  THE AGENT................................................................  51

      11.1   Authorization and Action.................................................  51
      11.2   Agent's Reliance, Etc....................................................  52
      11.3   Fleet and Affiliates.....................................................  52
      11.4   Lender Credit Decision...................................................  53
      11.5   Indemnification..........................................................  53
      11.6   Rights and Remedies to be Exercised by Agent Only........................  53
      11.7   Agency Provisions Relating to Collateral.................................  54
      11.8   Agent's Right to Purchase Commitments....................................  54
      11.9   Right of Sale, Assignment, Participations................................  55
      11.10  Amendments...............................................................  56
      11.11  Resignation of Agent; Appointment of Successor...........................  57
      11.12  Co-Agents................................................................  57

Section 12.  MISCELLANEOUS............................................................  57

      12.1   Power of Attorney........................................................  57
      12.2   Indemnity................................................................  58
      12.3   Sale of Interest.........................................................  59
      12.4   Severability.............................................................  59
      12.5   Successors and Assigns...................................................  59
      12.6   Cumulative Effect; Conflict of Terms.....................................  59
      12.7   Execution in Counterparts................................................  59
      12.8   Notices..................................................................  59
      12.9   Consent..................................................................  60
      12.10  Credit Inquiries.........................................................  60
      12.11  Time of Essence..........................................................  60
      12.12  Entire Agreement.........................................................  60
      12.13  Interpretation...........................................................  60
      12.14  Confidentiality..........................................................  61
      12.15  GOVERNING LAW; CONSENT TO FORUM..........................................  61
      12.16  WAIVERS BY BORROWER......................................................  62

                           LOAN AND SECURITY AGREEMENT


                THIS LOAN AND SECURITY AGREEMENT is made as of this 11th day of February, 2002, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at 15260 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403, individually as a Lender and as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS and MOBILE MINI, INC., a Delaware corporation with its chief executive office and principal place of business at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283 ("Borrower"), BANK OF AMERICA, N.A. and WASHINGTON MUTUAL BANK, as Co-Documentation Agents, and BANK ONE, NA and JP MORGAN CHASE BANK, as Co-Syndication Agents. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                           Section 1. CREDIT FACILITY

                Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $250,000,000.00 available upon Borrower's request therefor, as follows:

        1.1     Revolving Credit Facility.

                1.1.1 Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists and if the conditions set forth in Section 9 are satisfied, to make Revolving Credit Loans to Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower in the manner set forth in Subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the sum of (x) the LC Amount and (y) all unpaid LC Obligations and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the sum of (x) the LC Amount and (y) all unpaid LC Obligations minus the Availability Reserve and minus other reserves, if any. In addition to the Availability Reserve, Agent shall have the right to establish other reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Subsection 1.1.1 with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of business of Borrower and its Subsidiaries; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (iv) liabilities and clean up costs under Environmental Laws; and (v) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been specifically taken into account in determining eligibility of any category of assets or the amount or value thereof for determining the Borrowing Base. The Revolving Credit Loans shall be further evidenced by, and repayable in accordance with the terms of, the Revolving Notes and shall be secured by all of the Collateral.

                1.1.2   [intentionally omitted]

                1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the satisfaction of certain existing Indebtedness of Borrower and its Subsidiaries, (ii) for general operating capital needs (including Capital Expenditures) of Borrower and its Subsidiaries in a manner consistent with the provisions of this Agreement and all applicable laws, and
(iii) for other purposes permitted under this Agreement.

        1.2 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower, Letters of Credit for the account of Borrower or any Guarantor or (ii) execute LC Guaranties by which Bank, or another Affiliate of Bank, on the date requested by Borrower, shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to Letters of Credit and letters of credit issued with the prior approval of Agent for Borrower's account by other Persons in support of Borrower's or any of its Subsidiaries' obligations (other than obligations for the repayment of money borrowed), provided that the sum of the LC Amount plus all unpaid LC Obligations shall not exceed $5,000,000.00 at any time. No documentary Letter of Credit or LC Guaranty of a documentary letter of credit may have an expiration date that is more than 180 days after the date of issuance thereof and all such documentary Letters of Credit shall be payable at sight; and no standby Letter of Credit or LC Guaranty of a standby letter of credit may have an expiration date that is more than one year from the date of issuance thereof, which expiration date may be extended for additional periods of up to one year for each additional period, subject to the immediately following sentence. No Letter of Credit or LC Guaranty may have an expiration date that is after the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrower, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrower relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrower hereby acknowledges are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage.

                     Section 2. INTEREST, FEES AND CHARGES

        2.1     Interest.

                2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. Interest shall accrue on the principal amount of each of the LIBOR Advances outstanding at the end of each day at a fixed rate per annum equal to the Applicable Margin then in effect plus the LIBOR for the applicable Interest Period.

                2.1.2 Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate"). Such Default Rate shall apply automatically in the case of a Default under Section 10.1.9.

                2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Revolving Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Revolving Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Revolving Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

        2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

        2.3 Fee Letter. Borrower shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrower and Agent (the "Fee Letter").

        2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee equal to the Applicable Margin then in effect for LIBOR Advances per annum multiplied by the aggregate face amount of all Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fees shall be payable monthly in arrears on the first day of each month hereafter, and, in the case of standby and documentary Letters of Credit (and the related LC Guaranties) all normal and customary charges of Bank associated with the issuance of such Letters of Credit and LC Guaranties for the account of borrowers with creditworthiness similar to Borrower's, which fees and charges shall be deemed fully earned and shall be due and payable upon issuance of each such Letter of Credit or LC Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the fee shall increase to the Applicable Margin then in effect for LIBOR Advances per annum plus two percent (2%) multiplied by the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at such time.

        2.5     Unused Line Fee.

                Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee (the "Unused Line Fee") equal to 0.375% per annum multiplied by the average daily amount by which the Total Credit Facility exceeds the sum of the outstanding principal balance of the Revolving Credit Loans and Swing Line Loans plus the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

        2.6     [intentionally omitted]

        2.7     Audit Fees.

                Borrower shall pay to Agent all reasonable out-of-pocket expenses incurred by Agent in connection with audits of the books and records and Properties of Borrower and its Subsidiaries and Affiliates and such other matters as Agent shall deem appropriate in its reasonable credit judgment, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Agent shall use commercially reasonable efforts to cause such audits to be conducted by its own employees whenever feasible. The out-of-pocket expenses incurred in connection with the audits shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrower.

        2.8     Reimbursement of Expenses.

                If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to any assignee (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's, any of its Subsidiaries' or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against Borrower, any Guarantor or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or
(3) after the occurrence of an Event of Default and during the continuance thereof, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses (including allocated costs of in-house counsel in lieu of outside counsel), other costs and out of pocket expenses of Agent or (in the case of clause (ii) only) any Lender, as applicable, shall be charged to Borrower; provided, that Borrower shall not be responsible for such costs and out-of-pocket expenses of any Person to the extent incurred because of the gross negligence or willful misconduct of such Person. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 2.10 hereof.

        2.9 Bank Charges. Borrower shall pay to Agent any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of proceeds of Loans made to Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent of any check or item of payment received or delivered to Agent on account of the Obligations.

        2.10 Collateral Protection Expenses. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor.

        2.11 Payment of Charges. All amounts chargeable to Borrower under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

                        SECTION 3. LOAN ADMINISTRATION.

        3.1 Manner of Borrowing Revolving Credit Loans; Swing Line Loan. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 10:00 a.m. Los Angeles time on the proposed borrowing date (or in accordance with Section 3.1.5 in the case of a request for a LIBOR Advance), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default or other conditions set forth in Section 9 are not satisfied; and (ii) the becoming due of any amount required to be paid under this Agreement, or the Revolving Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                3.1.2 Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to Subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under Subsection 3.1.1 and each Swing Line Loan shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed requested under Subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

                3.1.3 Payment by Lenders. Unless Agent elects to make a Swing Line Loan in accordance with Subsection 3.1.11, Agent shall give to each Lender prompt written notice electronically or by facsimile, or telecopy of the receipt by Agent from Borrower of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be a LIBOR Advance, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). If Agent gives notice, electronically or facsimile, to a Lender by noon (Los Angeles time), each Lender shall, not later than 1:00 p.m. (Los Angeles time) on such requested date (or on the next Business Day if Agent gives later notice), wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf on the next Business Day. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

                3.1.4 Authorization. Borrower hereby irrevocably authorizes Agent to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by Borrower to Agent or any Lender hereunder.

                3.1.5 LIBOR Advances. Notwithstanding the provisions of Subsection 3.1.1, in the event Borrower desires to obtain a LIBOR Advance, Borrower shall give Agent prior, written, irrevocable notice no later than 10:00 a.m. Los Angeles time on the 3rd Business Day prior to the requested borrowing date specifying (i) Borrower's election to obtain a LIBOR Advance, (ii) the date of the proposed borrowing (which shall be a Business Day) and (iii) the amount to be borrowed, which amount shall be in a minimum principal amount of $2,000,000 and may increase in integral multiples of $100,000. In no event shall Borrower be permitted to have outstanding at any one time LIBOR Advances with more than eight (8) different Interest Periods.

                3.1.6 Conversion of Base Rate Advances. Provided that no Default or Event of Default has occurred which is then continuing, Borrower may, on any Business Day, convert any Revolving Credit Loan which is a Base Rate Advance into a LIBOR Advance. If Borrower desires to convert such a Base Rate Advance, Borrower shall give Agent not less than three (3) Business Days' prior written notice (prior to 10:00 a.m Los Angeles time on such Business Day), specifying the date of such conversion and the amount to be converted. Each conversion into or conversion of a LIBOR Advance shall be in a minimum principal amount of $2,000,000 and may increase in integral multiples of $100,000 in excess thereof; provided that only two (2) Business Days' notice shall be required to convert the Loans made on the Closing Date. After giving effect to any conversion of Base Rate Advances to LIBOR Advances, Borrower shall not be permitted to have outstanding at any one time LIBOR Advances with more than eight (8) different Interest Periods.

                3.1.7 Continuation of LIBOR Advances. Borrower shall have the right on three (3) Business Days' prior irrevocable written notice given to Agent by Borrower (prior to 10:00 a.m. Los Angeles time on such Business Day), subject to the provisions hereof, to continue any LIBOR Advance into a subsequent Interest Period of the same or a different permitted duration, in each case subject to the satisfaction of the following conditions:

                                (i) in the case of a continuation of less than
                all LIBOR Advances, the LIBOR Advances continued shall each be in a minimum principal amount of $2,000,000 and may increase in integral multiples of $100,000; and

                                (ii) no LIBOR Advance (or portion thereof) may
                be continued as a LIBOR Advance if a Default or Event of Default has occurred which is then continuing or if, after giving effect to such continuation, Borrower shall have outstanding more than eight (8) separate LIBOR Advances in the aggregate.

                If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Advance or portion thereof, unless such LIBOR Advance shall be repaid, shall automatically be converted into a Base Rate Advance at the end of the Interest Period then in effect with respect to such LIBOR Advance.

                3.1.8 Inability to Make LIBOR Advances. Notwithstanding any other provision hereof, if any (i) change in applicable law, treaty, regulation or directive, or any change in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Subsection 3.1.8, the term "Lender" shall include the office or branch where a Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Advances) to make or maintain its LIBOR Advances, or (ii) if with respect to any

Interest Period, Agent is unable to determine the LIBOR relating thereto, or
(iii) adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of a Lender, impracticable to fund therein any of the LIBOR Advances, or (iv) if Majority Lenders shall, at least one Business Day before the requested date of any Borrowing hereunder, notify Agent that the projected LIBOR is unreflective of the actual costs of funds therefor to such Lenders, the obligation of the affected Lender (or in the case of clauses (ii) and (iv), all Lenders) to make LIBOR Advances hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Advances are then outstanding, promptly upon request from such Lender, convert such affected LIBOR Advances into Base Rate Advances; provided, that if Borrower receives a notice pursuant to clauses (iii) or (iv), so long as no Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or other financial institution, acceptable to Agent in its reasonable discretion, to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender to be replaced, at any time after receipt of such notice and while the circumstances causing LIBOR not to be available, Borrower may require the Lender giving such notice to assign all of its Loans, Revolving Loan Commitments and other Obligations to such other Lender or financial institution pursuant to the provisions of Subsection 11.9; provided further that, prior to or concurrently with such replacement (x) Borrower has paid to the Lender giving such notice all principal, interest, fees and other amounts due and owing to such Lender through such date of replacement, (y) Agent has received the processing and recordation fee required to be paid by Subsection 11.9.1, and (z) all of the requirements for such assignment contained in Subsection 11.9, including, without limitation, the receipt by Agent of an executed assignment and assumption agreement and other supporting documents, have been fulfilled.

                3.1.9 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner:
Borrower may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 10:00 a.m. Los Angeles time, one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default or other conditions set forth in Section 9 are not satisfied. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

                3.1.10 Method of Making Requests. As an accommodation to Borrower, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from

Borrower, neither Agent nor Bank nor any Lender shall have any liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by an authorized officer of Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower to Agent and Bank, if applicable.

                3.1.11 Swing Line Loans; Settlement Procedures. In order to facilitate the administration of the Revolving Credit Loans, notwithstanding the provisions of Subsection 3.1.3, Agent may make Revolving Credit Loans on behalf of the Lenders (each, a "Swing Line Loan"); provided that the Agent shall not make any Swing Line Loan if the aggregate outstanding principal amount of all Swing Line Loans (taking into account the Loan to be made and any repayments received on such date) would exceed $5,000,000, and settlement will be made among the Lenders and the Agent in accordance with this Subsection 3.1.11. Each Lender's obligation to fund its Revolving Loan Percentage of each Swing Line Loan shall commence on the date on which such Swing Line Loan is made by Agent, and each Lender shall be deemed to have irrevocably and unconditionally purchased a participation in such Swing Line Loan in an amount equal to its Revolving Credit Percentage of the Swing Line Loan. All Swing Line Loans shall be Base Rate Advances, and interest accrued on the Swing Line Loans shall be for the account of the Agent until settlement is made in accordance with this Section. Settlement shall be made on the date (each, a "Settlement Date") which is the earlier to occur of (i) each Thursday (or the next Business Day, if Thursday is not a Business Day) and (ii) the date on which the outstanding balance of the Swing Line Loans shall have increased or decreased since the last Settlement Date by $5,000,000 or more, or more frequently if Agent elects. Agent will advise each Lender electronically or by telephone, facsimile or telecopy of its Revolving Loan Percentage of the Swing Line Loans, and in the event that payments are necessary to be made so that each Lender has funded Revolving Credit Loans equal to its Revolving Loan Percentage of all outstanding Revolving Credit Loans, each Lender shall transfer such amount to Agent, or Agent shall transfer such amount to each Lender, in immediately available funds no later than 1 p.m. (Los Angeles time) on the Settlement Date if Agent has delivered notice prior to noon (Los Angeles time) on the Settlement Date or by 1:00 p.m. (Los Angeles time) on the next Business Day if notice is given later. Settlements shall be made whether or not any Default or Event of Default exists and whether or not the conditions to Revolving Credit Loans have been met; provided however, that notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swing Line Loan pursuant to this
Section 3.1.11 if a Default or Event of Default existed or any conditions precedent to making Loans were not satisfied at the time such Swing Line Loan was made and such Lender shall have notified the Agent in writing, at least one Business Day prior to the time such Swing Line Loan was made, that the foregoing circumstances existed and that such Lender would not acquire participations in Swing Line Loans made while such circumstances continued. If any Lender fails to fund any amount due to Agent under this Section on the Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the interest rate then applicable to the Revolving Credit Loans. All payments made by the Lenders under this Section 3.1.11 shall be deemed to be Revolving Credit Loans made to Borrower in accordance with this Agreement.

        3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this
Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable, without setoff or counter-claim, as follows:

                3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to Subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrower's rights to reborrow such amounts in compliance with Subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrower shall immediately repay the Overadvance. Each payment (including principal prepayments) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Advances, then to LIBOR Advances, subject to Subsection 3.3.5 hereof. If any amounts collected by Agent exceed the Revolving Credit Loans outstanding (including any amounts charged to Borrower under this Agreement), such amounts shall be disbursed to Borrower or at its written direction.

                3.2.2   Interest.

                        (a) Base Rate Advances. Interest accrued on Base Rate Advances shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                        (b) LIBOR Advances. Interest accrued on each LIBOR Advance shall be due and payable on each LIBOR Interest Payment Date and on the earliest of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof.

                3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower to Agent, as and when provided in Section 2 hereof or to any other Person designated by Agent in writing.

                3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or if not so provided, on demand.

                3.2.5 Prepayment of LIBOR Advances. Borrower may prepay a LIBOR Advance only on the last day of the Interest Period for such LIBOR Advance. If Borrower shall nonetheless pay or repay a LIBOR Advance on any other date, Borrower shall pay to Agent, upon request of Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of Agent) to compensate Lenders for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such Loan; (ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower's written notice; or (iii) any failure by Borrower to pay a LIBOR Advance on the date for payment specified in Borrower's written notice. Without limiting the foregoing, Borrower shall pay to Agent, for the ratable benefit of Lenders (other than any Lender who waives such provision), a "yield maintenance fee" in an amount computed as follows: the current LIBOR shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the LIBOR Advance as to which the prepayment is made. Said amount shall be reduced to present value. The resulting amount shall be the yield maintenance fee due to Agent, for the ratable benefit of Lenders, upon the payment of a LIBOR Advance. If by reason of an Event of Default, Agent or Majority Lenders elect to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Advance shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

        3.3     Mandatory and Optional Prepayments.

                3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in Subsection 8.2.5(i), if Borrower or any of its Subsidiaries sells any of the Equipment or real Property, or if a Casualty Loss occurs with respect to any of the Collateral, Borrower shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments and condemnation awards but net of costs and taxes incurred in connection with such sale or event) ("Sale Proceeds") received by Borrower or such Subsidiary from such sale or Casualty Loss. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments; provided that any sale or Casualty Loss of Inventory, Equipment or Specified Real Property shall reduce the Borrowing Base to the extent of the value of the applicable Property. Such reduction shall be effective on the date of consummation of the sale or receipt of proceeds of a Casualty Loss if the Sale Proceeds are equal to or greater than five percent (5%) of Availability on such date (without giving effect to the application of the Sale Proceeds) and otherwise as of the date on which Borrower delivers its new Borrowing Base Certificate pursuant to subsection 8.1.4

                3.3.2   [intentionally omitted]

                3.3.3 Proceeds from Issuance of Additional Indebtedness or Equity. If Borrower or any Subsidiary issues any additional Indebtedness (other than intercompany Indebtedness) or obtains any additional equity in a manner permitted under this Agreement, Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by any Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net cash proceeds to Borrower or such Subsidiary of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.

                3.3.4   [intentionally omitted]

                3.3.5 LIBOR Advances. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Advance prior to the last day of the Interest Period for such LIBOR Advance, the amount of such prepayment shall not be applied to such LIBOR Advance, but will, at Borrower's option, be deposited by Borrower in an interest bearing account at Bank or another bank satisfactory to Agent in its discretion, which account is in the name of Borrower and under the control of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

                3.3.6   [intentionally omitted]

                3.3.7 Optional Reductions of Revolving Loan Commitments. Borrower may, at its option from time to time upon not less than 3 Business Days' prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that (i) each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Loan Commitments may not exceed $25,000,000 during any 12 month period or $100,000,000 during the Term. Except for charges under Subsection 3.2.5 applicable to prepayments of LIBOR Advances, such prepayments shall be without premium or penalty, but Borrower shall repay the Loans (or provide cash collateral for the LC Amount) to the extent that the sum of the outstanding principal amount of the Revolving Credit Loans, the LC Amount and all unpaid LC Obligations exceeds the Revolving Loan Commitments as so reduced.

        3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, Los Angeles time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Los Angeles time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower or any Guarantor, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be disbursed to Borrower or otherwise at Borrower's direction in the manner set forth in Subsection 3.1.2, upon Borrower's request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

        3.5 All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien for the benefit of the Agent and the ratable benefit of the Lenders upon all of the Collateral.

        3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower pursuant to this Agreement or any other Loan Document.

        3.7 Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower absent demonstrable error unless Agent is notified by Borrower in writing to the contrary within 30 days of the date each accounting is received by Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

        3.8 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this
Section 3.8 shall be made through Agent.

        3.9     Increased Costs; Taxes.

                3.9.1 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

                                (1)     subject such Lender to any tax with
                respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

                                (2) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                                (3)     impose on such Lender or the London
                interbank market any other condition with respect to any Loan Document; or

                                (4)     impose on such Lender any capital
                requirements.

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Loans hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of such Loans by an amount that such Lender deems to be material, or reduces the rate of return on such Lender's capital as a result of its obligations hereunder by an amount such Lender deems to be material, then, in any such case, Borrower shall pay such Lender, upon demand and certification not later than six months following its receipt of notice of the imposition of such increased costs or such reduced return, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost or such reduced return as a result of an increase in the Base Rate or the LIBOR. An officer of such Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower, which certification shall include a written explanation of such additional cost or reduction to Borrower. Such certification shall be conclusive absent manifest error. If such Lender claims any additional cost or reduced amount pursuant to this Subsection 3.9.1, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

                3.9.2 Net Payments. (a) All payments by Borrower hereunder to or for the benefit of any Lender or the Agent shall be made without setoff, counterclaim or other defense. Except as provided in Subsection 3.9.2 (b) below, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of the Lender or the Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized) together with all interest, penalties or similar liabilities with respect thereto (collectively, "Covered Taxes"). If Borrower shall be required by law to deduct any Covered Taxes from any sum payable hereunder to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this Section such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower shall furnish to the Agent within 45 days after the date the payment of any Covered Taxes is due certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to indemnify and hold harmless the Lenders and the Agent and reimburse each of them, as the case may be, for the amount of any Covered Taxes so levied or imposed and paid by them.

                (b) Each Lender which is organized under the laws of a jurisdiction other than the United States or any State thereof (a "Foreign Lender") shall deliver to Agent and Borrower (i) two valid, duly completed copies of IRS Form W-8ECI and W-8BEN or successor applicable form, as the case may be, and any other required form, certifying in each case that such Foreign Lender is entitled to receive payments under this Agreement and the Revolving Loan Notes payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "Reduced Rate"), or (ii) a valid, duly completed IRS Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Lender shall also deliver to Agent and Borrower two further copies of said Form W-8ECI or W-8BEN and W-8 or W-9, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower and Agent, and such extensions or renewals thereof as may reasonably be requested by Borrower and Agent, certifying (i) in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement and the Revolving Loan Notes payable to it without deduction or withholding of any United States federal income taxes, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it, and such Foreign Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding at the Reduced Rate, or (ii) in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                3.9.3 Affected Lenders. If Borrower receives a demand for payments under this Section 3.9, so long as no Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or other financial institution, acceptable to Agent in its reasonable discretion, to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender to be replaced, at any time after receipt of such demand for payments and while the circumstances causing LIBOR not to be available continue, Borrower may require the Lender giving such notice to assign all of its Loans, Revolving Loan Commitments and other Obligations to such other Lender or financial institution pursuant to the provisions of Subsection 11.9; provided that, prior to or concurrently with such replacement
(i) Borrower has paid to the Lender giving such demand for payments all principal, interest, fees and other amounts due and owing to such Lender through such date of replacement, (ii) Agent has received the processing and recordation fee required to be paid by Subsection 11.9.1, and (iii) all of the requirements for such assignment contained in Subsection 11.9, including, without limitation, the receipt by

Agent of an executed assignment and assumption agreement and other supporting documents, have been fulfilled.

        3.10 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent shall have determined that:

                                (i) reasonable means do not exist for
                ascertaining the LIBOR for any Interest Period; or

                                (ii) Dollar deposits in the relevant amount and
                for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Advance, or a proposed conversion of a Base Rate Advance into a LIBOR Advance; then

Agent shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Advance shall be made as a Base Rate Advance, unless Borrower shall notify Agent no later than 10:00 a.m. (Los Angeles time) two (2) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Advance, and (ii) any Base Rate Advance which was to have been converted to an affected type of LIBOR Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Los Angeles time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Advance.

                         Section 4. TERM AND TERMINATION

        4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrower during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of five (5) years from the date hereof, through and including February 11, 2007 (the "Term"), unless terminated as provided in Section 4.2 hereof.

        4.2 Termination.Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

                4.2.2 Termination by Borrower. Upon at least 30 days prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid or collateralized to Agent's reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrower has complied with Subsection 3.2.5. Unless Majority Lenders otherwise agree, any notice of termination given by Borrower shall be irrevocable and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than Derivative Obligations) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or
(ii) have retained cash Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          Section 5. SECURITY INTERESTS

        5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                                (i) Accounts;

                                (ii) Certificated Securities;

                                (iii) Chattel Paper, including Electronic
                Chattel Paper and Tangible Chattel Paper;

                                (iv) Commercial Tort Claims;

                                (v) Computer Hardware and Software and all
                rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                                (vi) Contract Rights;

                                (vii) Deposit Accounts;

                                (viii)  Documents;

                                (ix) Equipment;

                                (x) Financial Assets;

                                (xi) Fixtures;

                                (xii) General Intangibles, including Payment
                Intangibles and Software;

                                (xiii) Goods (including all of its Equipment,
                Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                                (xiv)   Instruments;

                                (xv) Intellectual Property;

                                (xvi)   Inventory;

                                (xvii)  Investment Property;

                                (xviii) money (of every jurisdiction
                whatsoever);

                                (xix)   Letter-of-Credit Rights;

                                (xx) Payment Intangibles;

                                (xxi)   Security Entitlements;

                                (xxii)  Software;

                                (xxiii) Supporting Obligations;

                                (xxiv)  Uncertificated Securities; and

                                (xxv)   to the extent not included in the
                foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of security interest therein, Agent will not enforce its security interest in Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license.

        5.2     Other Collateral.

                5.2.1 Commercial Tort Claims. Borrower shall, and shall cause its Subsidiaries to, promptly notify Agent in writing upon its obtaining knowledge of the incurrence of or obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement or the Subsidiary Security Agreement, as applicable, and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim.

                5.2.2 Other Collateral. Borrower shall, and shall cause its Subsidiaries to, promptly notify Agent in writing upon acquiring or otherwise obtaining any material amount of Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments (other than Instruments for which the aggregate principal amount does not collectively exceed $100,000), and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

        5.3 Lien Perfection; Further Assurances. Borrower shall, and shall cause its Subsidiaries to, execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Agent to execute (if required) and file any such financing statements or amendments, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or its Subsidiaries, as applicable, or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in
Section 5.1, on Borrower's or the applicable Subsidiary's behalf. Borrower, on behalf of itself and its Subsidiaries, also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall, and shall cause its Subsidiaries to, also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents. Borrower shall, and shall cause its Subsidiaries to, mark all chattel paper to note Agent's Liens therein.

        5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real property of Borrower and its Subsidiaries now or hereafter owned, together with all improvements or fixtures on such real property. Each Mortgage shall be executed by Borrower or the applicable Subsidiary in favor of Agent. Each Mortgage shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected first Lien on the real property covered thereby, together with all improvements or fixtures on such real property. Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the real property covered by each Mortgage, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real property, as Agent and its counsel may request relating to the real property subject to the Mortgages.

                      Section 6. COLLATERAL ADMINISTRATION

        6.1     General.

                6.1.1 Location of Collateral. All Collateral, other than Inventory in transit, Inventory held pursuant to leases at a lessee's location and motor vehicles, will at all times be kept by Borrower and Guarantors at one or more of business locations set forth in Exhibit 6.1.1 hereto, as updated pursuant to Section 6.3 hereof.

                6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrower and Guarantors, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as loss payee on any property insurance or business interruption insurance policies and as an additional insured on any liability insurance policies, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrower and Guarantors shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

                Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower's expense to protect Agent's interests in the Properties of Borrower and Guarantors. This insurance may, but need not, protect the interests of Borrower and Guarantors. The coverage that Agent purchases may not pay any claim that Borrower or any Guarantor makes or any claim that is made against Borrower or any such Guarantor in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower and Guarantors have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrower and Guarantors may be able to obtain on their own.

                6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or such Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

        6.2     Administration of Accounts.

                6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall, and shall cause each of its Subsidiaries to, keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by Borrower with respect to such information. Concurrently with the delivery of each Borrowing Base Certificate required by Subsection 8.1.4, or more frequently as requested by Agent, from and after the date hereof, Borrower shall deliver to Agent a detailed aging of all of Accounts of Borrower and Guarantors, and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request.

                6.2.2 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower or its Subsidiary and to charge Borrower therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrower or such Subsidiary maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by Borrower or any of its Subsidiaries or Affiliates.

                6.2.3 Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower or any Guarantor, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise; provided, that unless a Default or an Event of Default is then in existence, prior to conducting each set of verifications, Agent shall generally consult with Borrower about the verification process. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

                6.2.4 Maintenance of Dominion Account. Borrower shall, and shall cause Guarantors to, maintain lockbox and blocked account arrangements acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent, for direct deposit of payments and other remittances, including, without limitation, payment on Accounts. Borrower shall, and at Agent's discretion shall cause Guarantors to, also maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent. Borrower or the applicable Guarantor shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrower or the applicable Guarantor shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. In the event that the applicable bank is unwilling to waive such rights, Borrower shall, and shall cause Guarantors to, upon Agent's request to do so, immediately transfer any funds deposited in such bank accounts to a bank that will agree to waive such rights. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                6.2.5 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall, and shall cause Guarantors to, endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower or any Guarantor on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by Borrower or any Guarantor as trustee of an express trust for Agent's benefit and Borrower or Guarantor shall immediately deposit same in kind in the lockboxes or a Dominion Account, or pursuant to such other arrangements as are acceptable to Agent. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Accounts of Borrower and Guarantors have been assigned to Agent and to collect such Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

        6.3 Records and Reports of Inventory, Machinery and Equipment. Borrower shall, and shall cause its Subsidiaries to, keep records of its Inventory and Equipment, which records shall be complete and accurate in all material respects. Borrower shall furnish to Agent and Lenders updates of
Exhibit 6.1.1 and Inventory, and Equipment reports concurrently with the delivery of each Borrowing Base Certificate described in Subsection 8.1.4 or more frequently as requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of Inventory, Machinery and Equipment of Borrower and Guarantors. Borrower shall conduct a physical inventory of all container Inventory on premises owned or leased by Borrower or any of its Subsidiaries no less frequently than monthly and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

        6.4 Administration of Equipment. Borrower shall, and shall cause its Subsidiaries to, keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with this Agreement, and Borrower shall, and shall cause Guarantors to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the reasonable request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any Equipment.

        6.5 Appraisals. When reasonably requested by Agent, Borrower shall, and cause Guarantors to, provide the following to Agent, with a copy to any Lender which requests delivery of such reports: a report of Eligible Container Fleet Inventory and Eligible Trailer Fleet Inventory by category and by item (in detail), a report of Inventory, based upon a physical count, which shall describe Inventory of Borrower and Guarantors by category and by item (in detail) and report the then appraised value (at the lower of cost or orderly liquidation value) of such Inventory, and a report of Equipment which shall describe Borrower's and Guarantors' Equipment (in detail) and report the then appraised value (at the lower of cost or orderly liquidation value) of such Equipment. In addition, when requested by Agent after consultation with Borrower regarding the scope and cost of any such appraisal, Borrower shall provide the Lenders, at Borrower's expense, with appraisals or updates thereof of any or all of the Collateral from an Appraiser. Unless an Event of Default has occurred and is continuing or Borrower otherwise agrees, (i) the appraisals respecting Inventory held for lease or sale shall be requested at least once, but not more than once, during any twelve month period, other than appraisals of such Inventory in connection with a Permitted Acquisition, and (ii) updated certifications as to material changes in value since the most recent appraisal shall be requested at least once, but not more than once, during any twelve month period.

        6.6 Field Examinations. Agent shall conduct a field examination twice per year or, if an Event of Default exists, more frequently at Agent's discretion.

                   Section 7. REPRESENTATIONS AND WARRANTIES

        7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and each Lender that:

                7.1.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Borrower's Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would reasonably be expected to have a Material Adverse Effect.

                7.1.2 Power and Authority. Borrower and each Guarantor is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of the shareholders, partners or members, as the case may be, of any Guarantor; (ii) contravene Borrower's or any Guarantors' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational documents (as the case may be);
(iii) violate, or cause Borrower or any Guarantor to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any Guarantor; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any Guarantor is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any Guarantor.

                7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and each Guarantor party thereto, enforceable against it in accordance with its respective terms, except as limited by applicable bankruptcy or insolvency laws, and by general principles of equity.

                7.1.4 Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by Borrower or a Subsidiary of Borrower, (ii) the name of each of Borrower's and each Guarantors' corporate or joint venture relationships and the nature of the relationship, (iii) the number and nature of all outstanding Securities of Borrower and the number, nature and holder of Securities of each Guarantor and (iv) the number of issued and treasury Securities of Borrower. Borrower and each Guarantor has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any of Borrower's direct or indirect Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of Borrower's or any of Guarantors' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

                7.1.5 Names. Neither Borrower nor any Guarantor has been known as or has used any legal, fictitious or trade names except those listed on
Exhibit 7.1.5 hereto as such Exhibit may be amended in connection with a Permitted Acquisition. Except as set forth on Exhibit 7.1.5 or in connection with an Acquisition permitted hereunder consummated after the date hereof, neither Borrower nor any Guarantor has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Borrower's and each Guarantors' respective states of incorporation or organization, Type of Organization and Organizational I.D. Number are set forth on Exhibits 7.1.4 and 7.1.5, as such Exhibits may be amended in connection with a Permitted Acquisition. The respective exact legal names of Borrower and each Guarantor are set forth on Exhibit 7.1.5, as such Exhibit may be amended in connection with a Permitted Acquisition.

                7.1.6 Business Locations; Agent for Process. Each of Borrower's and each Guarantor's chief executive office and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrower. During the preceding one-year period, neither Borrower nor any Guarantor has had an office or place of business other than as listed on Exhibit
6.1.1. All tangible Collateral is and will at all times be kept by Borrower and Guarantors in accordance with Subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

                7.1.7 Title to Properties; Priority of Liens. Borrower and each Guarantor has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower and each Guarantor has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's or such Guarantors' Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof and under the Security Documents are first priority Liens, subject only to Permitted Liens.

                7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts of Borrower or any Guarantor. With respect to each of such

Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

                                (i) It is genuine and in all respects what it
                purports to be, and it is not evidenced by a judgment;

                                (ii) It arises out of a completed, bona fide
                sale and delivery of goods or rendition of services by Borrower or the applicable Guarantor, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower or the applicable Guarantor and the Account Debtor and the Account Debtor is not an Affiliate of Borrower or any Guarantor;

                                (iii) It is for a liquidated amount maturing as
                stated in the duplicate invoice covering such sale or rendition of services;

                                (iv) There are no facts, events or occurrences
                which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

                                (v) To Borrower's knowledge, the Account Debtor
                thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                                (vi) To Borrower's knowledge, there are no
                proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account (other than non-material disputes involving de minimis amounts arising in the ordinary course of business).

                7.1.9 Equipment. The Equipment of Borrower and Guarantors is in good operating condition and repair.

                7.1.10 Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and its Subsidiaries (including the accounts of all Subsidiaries of Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of October 31, 2001, and the related statements of income and cash flows for the periods ended on such dates, except for the absence of footnote disclosures and normal year-end adjustments, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Borrower and such Persons, taken as a whole, at such dates and the results of Borrower's and such Persons' operations, taken as a whole, for such periods. As of the date hereof, since December 31, 2000, there has been no material adverse change in the financial position of Borrower and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrower and each such Persons ends on December 31 of each year.

                7.1.11 Full Disclosure. The financial statements referred to in Subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Agent or any Lender in writing which would reasonably be expected to have a Material Adverse Effect.

                7.1.12 Solvent Financial Condition. Each of Borrower and each of Guarantor, is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.

                7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither Borrower nor any Guarantor is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                7.1.14 Identification Numbers; Taxes. Borrower's federal tax identification number is 86-0748362. The federal tax identification number of each Subsidiary of Borrower is shown on Exhibit 7.1.14 hereto, as updated from time to time. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being diligently contested in good faith and by appropriate proceedings and Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

                7.1.15 Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                7.1.16 Patents, Trademarks, Copyrights and Licenses. Borrower and each Guarantor owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as would not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and Intellectual Property are listed on Exhibit 7.1.16 hereto. No claim has been asserted to Borrower or any Guarantor which is currently pending that their use of their

Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon Borrower's or any of its Subsidiaries' material Intellectual Property. Except as set forth on Exhibit 7.1.16, each of Borrower's and each Guarantors' (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by Borrower or any Guarantors to Agent, or any other Person designated by Agent, of all of Borrower's or such Guarantor's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by Borrower or such Guarantor, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of Borrower's or any Guarantors' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which would not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as would not reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any Guarantor is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

                7.1.17 Governmental Consents. Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                7.1.18 Compliance with Laws. Borrower and each of its Subsidiaries has duly complied in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced by Borrower or any of its Subsidiaries in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

                7.1.19 Restrictions. Neither Borrower nor any Guarantor is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any Guarantor, as applicable. Except as permitted in the Loan Agreement, none of the Collateral is subject to contractual obligations that may restrict or inhibit Agent's rights or abilities as to sell or dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

                7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or involving Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any Guarantor is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Funded Debt in excess of the lesser of $1,000,000 or that amount which would have a Material Adverse Effect.

                7.1.22 Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrower and Guarantors and all real property leases of Borrower and Guarantors. Borrower and each Guarantor is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that would reasonably be expected to result in a material adverse change in the financial condition of Borrower and Guarantors exists in connection with any Plan. Neither Borrower nor any Guarantor has any material withdrawal liability in connection with a Multiemployer Plan.

                7.1.24 Trade Relations. Except as set forth on Exhibit 7.1.24, there exists no actual or, to Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any Guarantor and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower and Guarantors (taken as a whole), or with any material supplier, except in each case, where the same would not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent Borrower or any Guarantor from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement covering any material number of employees. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that would not reasonably be expected to have a Material Adverse Effect.

        7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete in all material respects and not misleading at all times during the term of this Agreement (on each day as if made on and as of such date, except to the extent that any representation and warranty is made only as of a specified date, in which case it shall have been true and correct as of such date), except for changes in the nature of Borrower's or one of Borrower's Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement.

        7.3 Survival of Representations and Warranties. All representations and warranties of Borrower or any Guarantor contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                 Section 8. COVENANTS AND CONTINUING AGREEMENTS

        8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

                8.1.1 Visits and Inspections; Lender Meeting. Permit representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Agent, if no Default or Event of Default then exists, shall give Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders at least once during each year or more frequently, as Agent may reasonably request (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

                8.1.2   Notices.

                (a) Promptly notify Agent in writing of the occurrence of any event or the existence of any fact that, in either case, is known to Borrower, which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrower agrees to provide Agent with (i) 10 Business Days' prior written notice of (1) any change in the legal name of Borrower or any Guarantor, (2) the adoption by Borrower or any Guarantor of any new fictitious name or tradename and (3) any change in the chief executive office of Borrower or any Guarantor, and (ii) prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

                (b) Promptly, and in any event within ten (10) Business Days after the Borrower or any of its Subsidiaries becomes aware that a Reportable Event involving a claim against, or possible liability of, the Borrower of at least $250,000 has occurred, a written statement of the chief financial officer of the Borrower describing such Reportable Event and any action that is being taking with respect thereto by the Borrower or any such Subsidiary, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation.

                (c) Promptly, and in any event within ten (10) Business Days after receipt by the Borrower or any of its Subsidiaries of any notice, complaint or order alleging actual or prospective violation of any environmental, health or safety Legal Requirement by the Borrower or any of its Subsidiaries or alleging responsibility of the Borrower or any of its Subsidiaries for costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Borrower or any such Subsidiary.

                8.1.3 Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

                                (i) as soon as available, but not later than 90 days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but reasonably acceptable to Agent, together with unaudited consolidating balance sheets, income statements and statements of cash flows and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

                                (ii) as soon as available, but not later than 30 days after the end of each month hereafter, including the last month of Borrower's fiscal year, unaudited interim financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and, at Agent's request, unaudited interim financial statements on a consolidating basis, in a form consistent with Borrower's historical practices of preparation of consolidating financial statements;

                                (iii) as soon as available, but not later than 45 days after the end of each fiscal quarter of Borrower, including the last quarter of Borrower's fiscal year, unaudited quarterly financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such fiscal quarter, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and, at Agent's request, unaudited interim financial statements on a consolidating basis, in a form consistent with Borrower's historical practices of preparation of consolidating financial statements;

                                (iv) together with each delivery of financial statements pursuant to clauses (i) and (iii) of this Subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to Subsection 8.1.8 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated;

                                (v)     promptly after the sending or filing
                thereof, as the case may be, copies of Borrower's Forms 10Q and 10K and any proxy statements or financial statements which Borrower has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                                (vi)    upon request of Agent, copies of any
                annual report to be filed with ERISA in connection with each Plan; and

                                (vii)   such other data and information
                (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's or any of its Subsidiaries' financial condition or results of operations.

                Concurrently with the delivery of the financial statements described in paragraph (i) of this Subsection 8.1.3, Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in paragraph (i) and (iii) of this Subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of
Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower.

                8.1.4 Borrowing Base Certificates. On or before the 15th calendar day of each month and at any other time requested by Agent or Majority Lenders from and after the date hereof, Borrower shall deliver to Agent and, at the request of any Lender, to such Lender a Borrowing Base Certificate as of the last day of the immediately preceding month (or as of such other date as Agent may reasonably request), with such supporting materials as Agent shall reasonably request.

                8.1.5 Landlord, Processor and Storage Agreements. Provide Agent on request with copies of all agreements between Borrower or any Guarantor and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

                8.1.6 Collateral Access Agreements. Within ninety (90) days after the Closing Date, deliver or cause to be delivered to Agent satisfactory Collateral Access Agreements from landlords and bailees covering at least eighty percent (80%) of the book value of Inventory of Borrower and its Subsidiaries at locations owned or leased by Borrower or any of its Subsidiaries at which such Inventory is maintained when not leased to customers.

                8.1.7 Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under Subsection 8.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

                8.1.8 Projections. No later than 15 days after the end of each fiscal year of Borrower and, promptly following completion of any Permitted Acquisition with a purchase price of $10,000,000 or more or for which Acquisition and all other Permitted Acquisitions completed since the last delivery under this Subsection 8.1.8 the aggregate purchase prices exceed $10,000,000, deliver to Agent Projections of Borrower and each of its Subsidiaries for the forthcoming three (3) fiscal years, month by month (including, but not limited to, projected balance sheets, income statements, statements of cash flows and Availability and calculations of projected covenant compliance).

                8.1.9 Subsidiaries. Cause each Subsidiary of Borrower, whether now or hereafter in existence, promptly upon Lender's request therefor, to execute and deliver to Lender a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Lender a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Subsection 5.1. Additionally, Borrower and each Subsidiary shall execute and deliver to Lender a pledge agreement pursuant to which Borrower grants to Lender a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary.

                8.1.10  [intentionally omitted]

                8.1.11 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower or any Guarantors at any time opens or maintains, Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower or such Guarantor.

                8.1.12 Maintenance of Equipment. Borrower shall make or cause to be made all necessary replacements of and repairs to Equipment so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same would not reasonably be expected to have a Material Adverse Effect. Borrower will not, and will not allow any Guarantors to, permit any Equipment to become affixed to any real Property leased to Borrower or any Guarantor so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrower will not permit, nor will it allow any Guarantor to permit, any of the Equipment of Borrower or any Guarantor to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

                8.1.13 Environmental Reports. Prior to inclusion of any Specified Real Property in the Borrowing Base, Borrower shall provide Agent with environmental reports, in form and substance satisfactory to Agent and Majority Lenders and from a firm satisfactory to Agent, relating to the properties owned by Borrower or any of its Subsidiaries.

        8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall not:

                8.2.1 Capital Expenditures. Borrower and its Subsidiaries shall not make payments for Capital Expenditures (net of sales of Eligible Container Fleet Inventory) in excess of $115,000,000 in any fiscal year; provided, that as long as no Event of Default shall have occurred and be continuing, Borrower and its Subsidiaries may carry forward and add to the next year's limitation amount (but not beyond such next year) the unused portion of the limitation on Capital Expenditures for the prior year, up to a maximum of one hundred percent (100%) of the prior year's limitation amount; and provided, further, that the amount set forth in this Subsection 8.2.1 shall be increased by an amount equal to three hundred percent (300%) of the net cash proceeds received by Borrower from any sale of equity Securities of Borrower (the "CapEx Equity Increase"), and the unused portion of any CapEx Equity Increase may be carried forward to any subsequent fiscal year. Borrower and its Subsidiaries shall not make any Capital Expenditures that are not directly related to the business conducted on the Closing Date by Borrower and its Subsidiaries.

                8.2.2 Additional Indebtedness. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:

                (a) Indebtedness under the Credit Documents and Derivative Obligations under which a Lender (or its Affiliate) is the counterparty incurred in the ordinary course of business;

                (b) unsecured Derivative Obligations incurred in the ordinary course of business;

                (c) Indebtedness described on Exhibit 8.2.2, and any refinancing of such Indebtedness, so long as the aggregate principal amount of the Indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness to be refinanced;

                (d) Indebtedness, including Capitalized Lease Obligations, secured by purchase money liens on or respecting Equipment the title to or leasehold interest in which is acquired after the date hereof, not to exceed $2,500,000 in the aggregate (irrespective of when due) outstanding at any one time ("Purchase Money Liens and Leases") so long as each Purchase Money Lien or Lease shall attach or relate only to the property to be acquired or the acquisition cost of which is financed through leasing, a description shall have been furnished to Agent for any item of equipment for which the purchase price (whether payable by Borrower or the lessor thereof) is greater than $50,000 and the principal amount of the debt incurred (including the principal component of lease payments) shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment.

                (e) Indebtedness consisting of loans or advances by Borrower to a Guarantor or by a Guarantor to Borrower or another Guarantor; provided that all such loans and advances are evidenced by a promissory note, which is pledged to Agent;

                (f) Subordinated Debt of Borrower in an aggregate principal amount at any time outstanding not to exceed $150,000,000; provided that (i) such Indebtedness is unsecured and shall have such payment and other terms acceptable to Agent, and shall be subordinated in right to payments on terms acceptable to Agent, (ii) at the time such Indebtedness is issued, and after giving pro forma effect thereto, no Default or Event of Default shall exist, and
(iii) the net cash proceeds shall be applied to repay the Obligations as required by Subsection 3.3.3; and

                (g) Indebtedness incurred to finance insurance premiums, not to exceed $1,500,000 in any fiscal year.

                8.2.3 Liens. Neither Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except:

                (a) Liens granted to Agent for the benefit of the Lenders under the Security Documents to secure the Obligations;

                (b)     Liens listed on Exhibit 8.2.3;

                (c) Liens for taxes not yet due or being contested in good faith and by appropriate proceedings to the extent permitted under this Agreement;

                (d)     Purchase Money Liens and Leases;

                (e) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, or landlords, liens for taxes, assessments or other governmental charges, and other similar Liens arising by operation of law for amounts that are not yet due and payable or which are being diligently contested in good faith by Borrower or a Guarantor, and for which adequate reserves are maintained by Borrower for their payment;

                (f) Attachment or judgment Liens not to exceed an aggregate of $500,000 excluding amounts (i) bonded to the reasonable satisfaction of Agent or (ii) covered by insurance to the reasonable satisfaction of Agent;

                (g) Deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, not to exceed an aggregate of $1,500,000;

                (h) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $1,000,000;

                (i) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

                (j) Extensions and renewals of any of the foregoing so long as the aggregate amount of extended or renewed Liens are not increased and are on terms and conditions no more restrictive than the terms and conditions of the Liens extended or renewed; and

                (k) Liens securing Indebtedness described in Subsection 8.2.2(d) which has been refinanced so long as such refinanced Indebtedness is not secured by any collateral which did not secure the Indebtedness prior to such refinancing.

                8.2.4 Contingent Obligations. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and Contingent Obligations for Indebtedness permitted to be incurred under Subsection 8.2.2 hereof.

                8.2.5 Sale of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) Inventory (including containers held for lease) in the ordinary course of business, (ii) individual items of Collateral with a book value of less than $1,000,000 in the aggregate during any fiscal year, (iii) obsolete or worn out property disposed of in the ordinary course of business, (iv) dispositions of assets not otherwise addressed by this Subsection 8.2.5 with an aggregate fair market value not in excess of $1,000,000 in any fiscal year, (v) sales of container Inventory held for lease for the purpose of securitization or like off-balance sheet financing with the prior written consent of Agent and the Lenders, which consent shall not be unreasonably withheld, (vi) transfers of Inventory and Equipment from Borrower to a Guarantor, or from one Guarantor to another Guarantor or to Borrower, and
(vii) sales of Trailers acquired in Permitted Acquisitions or owned by Borrower or a Guarantor on the date hereof; provided that, with respect to clauses (ii), (iii), (iv), (v), and
(vii), (a) such dispositions are for fair value, (b) the aggregate consideration is paid in full in cash at the time of disposition and is either reinvested in the business of Borrower or its Subsidiaries (subject to the limitations of this Agreement) or used to repay Revolving Credit Loans and (viii) sales of Equipment which Borrower or a Guarantor will lease back under a capital lease permitted under Section 8.2.2(d) or an operating lease permitted under Section 8.2.13.

                8.2.6 Restricted Payments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Securities of Borrower or any warrants, options or rights to purchase any such Securities (other than up to $10,000 of payments to call warrants with respect to Borrower's common stock), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any of its Subsidiaries (each of the foregoing, a "Restricted Payment") except that any Subsidiary may declare and pay dividends to Borrower or any other Subsidiary of Borrower which is a Guarantor; or (b) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than Indebtedness pursuant to this Agreement) or of any Mandatory Redeemable Obligation; provided that any Subsidiary may make payments on account of Indebtedness owing to Borrower or any other Subsidiary.

                8.2.7 Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, whether in cash, securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of Borrower, other than:

                (a) Advances or loans (but not sales on open account on ordinary course of business terms) made in the ordinary course of business, including those made to finance the sale of Inventory, not to exceed $50,000 outstanding at any one time to any one Person and $250,000 in the aggregate outstanding at any one time;

                (b) loans, investments and advances between Borrower and Guarantors permitted under this Agreement;

                (c)     Cash Equivalents;

                (d)     Permitted Acquisitions;

                (e)     Deposits with financial institutions, disclosed on
Exhibit 8.2.7, and which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits; and

                (f) Such other Investments as Majority Lenders may approve in writing in its sole discretion.

                8.2.8 Affiliate Transactions. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, any Subsidiary or Affiliate of Borrower, except (a) the transactions in existence on the Closing Date as described on Exhibit 8.2.8, (b) transactions between or among Borrower and its wholly-owned Subsidiaries which are Guarantors and (c) transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's or Affiliate's business, as the case may be, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

                8.2.9 Additional Bank Accounts. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than its disbursement account, the account with Bank described in Subsection 3.3.5 and the accounts set forth on Exhibit 8.2.7, and such other accounts as have been previously approved by Agent. Borrower's primary collection accounts and within 120 days after the Closing Date at least 75% of all other deposit accounts of Borrower and Guarantors shall be subject to a blocked account or control agreement in form and substance satisfactory to Agent.

                8.2.10 Excess Cash. Except upon prior written consent of Agent, Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, maintain in the aggregate in all deposit accounts of Borrower and its Subsidiaries (other than the payroll accounts and the account with Bank described in Subsection 3.3.5), total cash balances and Investments permitted by Subsection 8.2.7(c), in excess of an average daily balance of $750,000, exclusive of uncollected funds, (calculated monthly) for any three consecutive months during which any Revolving Credit Loans are outstanding hereunder and no disbursement account shall contain more than $5,000.

                8.2.11 Additional Negative Pledges. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Agent and the Lenders) on the creation or existence of any Lien upon the assets of Borrower or its Subsidiaries or (ii) any contractual obligation which may restrict or inhibit Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

                8.2.12 No Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any new Subsidiaries, except (a) in connection with Permitted Acquisitions in compliance with Subsection 8.2.14, and (b) if each of the following conditions is met:

                                (i) each new Subsidiary is a wholly-owned Subsidiary of Borrower created to conduct business in a specific jurisdiction;

                                (ii) both before and after giving effect to the creation of such Subsidiary and the transfer of any assets from Borrower to such Subsidiary, all representations and warranties of Borrower and its Subsidiaries contained in any Loan Document are true and correct, on and as of such date as if made as of such date (except (x) such revisions as are necessary to reflect the formation of such new Subsidiary and (y) to the extent a representation and warranty was made only as of a specified date, such representation and warranty shall have been true and correct as of such date), no Default or Event of Default shall have occurred and be continuing, and Borrower and its Subsidiaries shall be Solvent;

                                (iii) Borrower shall have delivered to Agent written notice at least fifteen (15) Business Days prior to consummation of any transfer of assets to, or acquisition of assets by, such new Subsidiary, describing in reasonable detail the proposed new Subsidiary and its assets;

                                (iv) any such new Subsidiary shall become a Guarantor, and shall have executed and delivered to Agent such Security Documents (or joinders thereto, in form and substance satisfactory to Agent) and other documents as are necessary (or advisable in Agent's judgment) under applicable law in order to grant Agent for the benefit of the Lenders a perfected first priority security interest and Lien in the assets of, and ownership interests in, such Subsidiary (subject only to Permitted Liens); and Borrower shall execute and deliver an amendment to the Pledge Agreement in form and substance satisfactory to Agent, together with stock certificates and promissory notes and other instruments endorsed in blank, to pledge all equity interests in such new Subsidiary and all intercompany Loans to such Subsidiary;

                                (v) if required by Agent, Agent shall have received opinions of counsel, in form and substance satisfactory to it, as to the due execution, delivery and enforceability of the Loan Documents executed by such new Subsidiary, together with such evidences of solvency, certificates, Certificates of Title, and other documents and instruments reasonably requested by Agent; and

                                (vi) there shall be no more than twelve (12) Subsidiaries.

                8.2.13 Operating Leases, Off-Balance Sheet Financing. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any liabilities for operating leases or other indebtedness or liabilities not reflected as such on their financial statements other than liabilities described on Exhibit 8.2.13, and any refinancing of such liabilities, so long as the aggregate amount thereof so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the liabilities to be refinanced; provided, however, that Borrower and its Subsidiaries may incur liabilities in connection with operating leases of real property (including office and yard space) and office Equipment in the ordinary course of business and of other Equipment with values of up to $2,500,000 in any fiscal year (exclusive of Equipment acquired under operating leases executed prior to the Closing Date and listed on Exhibit 8.2.13) (and up to 50% of any amount not incurred in any fiscal year may be carried over to the next fiscal year).

                8.2.14 Permitted Acquisitions. Borrower shall not, and shall not permit any of its Subsidiaries to, make an Acquisition unless each of the following conditions is satisfied:

                (a)     such Acquisition is made by Borrower or a Guarantor;

                (b) such Acquisition shall be consensual and, if required under state law, shall have been approved by the board of directors or other governing body of the Person to be acquired (if there is such a governing body);

                (c) both before and after giving effect to such Acquisition, all representations and warranties of Borrower and its Subsidiaries contained in any Loan Document are true and correct on such date as if made as of such date (except to the extent that a representation and warranty was made only as of a specified date, such representation and warranty shall have been true and correct as of such date) and no Default or Event of Default shall have occurred and be continuing, and Agent shall receive a certificate of Borrower to such effect on the date on which such Acquisition is consummated;

                (d) both before and after giving effect to such Acquisition and the incurrence of Indebtedness in connection therewith, Borrower and its Subsidiaries (including any Subsidiary acquired in such Acquisition) shall be Solvent and Borrower shall be in compliance with all financial covenants on
Exhibit 8.3 hereof on a pro forma basis, and Agent shall receive a certificate of Borrower to such effect on the date on which such Acquisition is consummated;

                (e) the purchase price for Acquisitions shall not exceed $10,000,000 individually, $30,000,000 in the aggregate for any fiscal year, and $100,000,000 in the aggregate for all Acquisitions during the term of this Agreement. For purposes hereof, any Indebtedness assumed in connection with an Acquisition shall be included in the calculation of the purchase price;

                (f) Borrower shall have delivered written notice of the pending Acquisition to Agent and the Lenders at least fifteen (15) Business Days prior to its consummation (or such lesser period as agreed by Agent) including a detailed description of such pending Acquisition, and if the purchase price for such Acquisition is $5,000,000 or more, such notice shall be accompanied by historical financial statements for the Person or business to be acquired, if reasonably required by Agent, and preliminary pro forma financial statements giving effect to the Acquisition, in each case in form and substance reasonably satisfactory to Agent, analyses of sources and uses of funds, pro forma calculations of compliance with the financial covenants on Exhibit 8.3 hereof and, prior to consummation of the Acquisition, such other due diligence information as may have been reasonably requested by Agent or any Lender;

                (g) if a Revolving Credit Loan is to be made in connection with such Acquisition, Agent shall have received a Notice of Borrowing and, if Borrower desires to include the assets to be acquired in the Borrowing Base for such Revolving Credit Loan, a Borrowing Base Certificate;

                (h) As soon as reasonably practicable following consummation of the Acquisition, Agent shall have received such financing statements, filings, Certificates of Title and other Security Documents as required (or advisable in Agent's judgment) to create and perfect Liens on any assets to be acquired, including assets of any new Subsidiary, together with evidence (including Lien search results) satisfactory to Agent that such Liens are first and prior Liens subject only to Permitted Liens;

                (i) all new Subsidiaries formed or acquired in such Permitted Acquisition shall be wholly-owned, directly or indirectly, by Borrower;

                (j) the business and assets to be acquired in such Acquisition shall be acquired free and clear of all Liens (other than Permitted Liens);

                (k) any new Subsidiary shall become a Guarantor and shall execute and deliver to Agent such Security Documents as are required to be executed by a Guarantor (or joinder agreements in form and substance satisfactory to Agent) and such other documents as are necessary (or advisable in Agent's judgment) under applicable law in order to grant Agent for the benefit of the Lenders a perfected first priority security interest and Lien in the assets of, and ownership interests in, such Subsidiary (subject only to Permitted Liens); and Borrower or its Subsidiary, as applicable, shall execute and deliver an amendment to the Pledge Agreement in form and substance satisfactory to Agent, together with stock certificates and promissory notes and other instruments endorsed in blank in accordance therewith;

                (l) prior to inclusion of any assets in the Borrowing Base, if Agent in its reasonable discretion requires, Agent shall have received appraisals, in form and substance satisfactory to Agent, of all Inventory and Equipment to be included in the Borrowing Base and shall have completed such review of Accounts and Inventory as it deems necessary or desirable for inclusion in the Borrowing Base;

                (m) the Person or business to be acquired is engaged in the business conducted by Borrower and its Subsidiaries immediately prior to the Closing Date or similar activities related or incidental thereto; and

                (n) in the case of any Acquisition with a purchase price of $5,000,000 or more, on or prior to the date of such Acquisition, Agent shall have received, in form and substance satisfactory to Agent, all acquisition documents related thereto and certificates, and other documents and instruments reasonably requested by Agent, which collectively shall confirm to Agent's satisfaction that the conditions set forth herein have been satisfied

                8.2.15  Payments and Amendments of Certain Debt.

                                (i)     Make or permit any Subsidiary of
Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

                                (ii)    Amend or modify any agreement,
instrument or document evidencing or relating to any Subordinated Debt.

                8.2.16 Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except director's qualifying Securities.

                8.2.17 Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of Borrower to make a sale to any customer on a bill-and-hold or consignment basis.

                8.2.18 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower's Subsidiaries.

                8.2.19 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

                8.2.20 Fiscal Year End. Change, or permit any Subsidiary of Borrower to change, its fiscal year end.

        8.3 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrower on or before the Closing Date, Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

                         Section 9. CONDITIONS PRECEDENT

                Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

        9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

        9.2 No Default; Representations and Warranties. No Default or Event of Default shall exist and all representation and warranties made by Borrower or any Guarantor in any Loan Document shall be true and correct on such date as if made as of such date (except to the extent a representation and warranty was made only as of a specified date, in which case it shall have been true and correct as of such date).

        9.3 Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

        9.4 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrower has paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, and has reserved an amount sufficient to pay all trade payables greater than 60 days past due, Availability shall not be less than $10,000,000.

        9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which could have a Material Adverse Effect.

        9.6 Material Adverse Effect. Since the date of Borrower's most recent audited financial statements, there has not been any material adverse change in the business, assets, financial condition, income or prospects of Borrower and its Subsidiaries, taken as a whole, and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

        9.7 Cash Management System; Lockboxes. Borrower and its Subsidiaries shall have established cash management systems for their respective operations in accordance with Subsection 6.2.4 and on terms and conditions satisfactory to Agent.

        9.8 Lien Perfection; Title Insurance. Borrower and its Subsidiaries shall have delivered to Agent such documents as requested by Agent to perfect the Liens granted to Agent for the benefit of the Lenders and evidence that, upon repayment of the Indebtedness to be refinanced by the initial Revolving Credit Loans hereunder, Agent shall have duly perfected first priority Liens in the assets of Borrower and its Subsidiaries, subject only to Permitted Liens. Agent shall have received policies of title insurance satisfactory in form and substance to Agent and its counsel or commitments therefor, insuring that the Mortgages constitute first priority Liens on the Specified Real Property, subject only to

Permitted Liens.

        9.9 Insurance. Agent shall have received and approved evidence of insurance coverage in amount and scope, and Borrower's insurers shall have provided endorsements in form and substance satisfactory to Agent naming Agent, for the benefit of the Lenders, as loss payee for all casualty insurance and business interruption insurance, with customary lender loss payable endorsements, and naming Agent as an additional insured with respect to all other insurance.

        9.10 Due Diligence. Agent shall have satisfactorily completed its diligence on the financial condition, assets, liabilities and operations of Borrower and its Subsidiaries.

        9.11 Opinions. Agent shall have received opinions of outside counsel to Borrower and Guarantors, in form and substance reasonably satisfactory to Agent and its counsel.

        9.12 Repayment of Indebtedness. Agent shall have received evidence, in form and substance satisfactory to Agent and its counsel, that all Indebtedness under Borrower's existing credit facility has been satisfied (or will be satisfied with application of the proceeds of the initial Revolving Credit Loans) and all Liens released.

         Section 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

        10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

                10.1.1 Payment of Obligations. Borrower shall fail to pay (i) any of the Obligations hereunder (other than any fees not having a scheduled due date) or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) or (ii) any fees not having a scheduled due date within two (2) Business Days after Borrower's receipt of demand therefor.

                10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or remade pursuant to
Section 7.2 hereof.

                10.1.3 Breach of Specific Covenants. Borrower shall (i) fail or neglect to perform, keep or observe any covenant contained in Sections 6.1.2, 8.1.1, 8.1.2, 8.1.4, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant or shall (ii) fail or neglect to perform, keep or observe any covenant contained in Sections 5.2 or 8.1.3 hereof within ten (10) Business Days following the date on which Borrower is required to perform, keep or observe such covenant.

                10.1.4 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1 hereof) or any other Loan Document and the breach of such other covenant is not cured to Agent's satisfaction by the earlier to occur of ten (10) Business Days after (i) the date Borrower or such Subsidiary or Guarantor knew or should have known of such occurrence and (ii) the date of giving of notice thereof by Agent to Borrower.

                10.1.5  Change of Control. A Change of Control shall occur.

                10.1.6 Cross Default. A default or event of default shall occur (and continue beyond any applicable grace period) under any note, agreement or instrument evidencing any other Indebtedness of the Borrower or any of its Subsidiaries, which default or event of default permits the acceleration of its maturity, provided that the aggregate principal amount of all such Indebtedness for which the default or event of default has occurred exceeds $1,000,000.

                10.1.7 Failure of Enforceability of Credit Documents; Security. Any material covenant, agreement or obligation of Borrower or any Guarantor contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; Borrower or any Guarantor shall deny or disaffirm any of its material obligations under any of the Loan Documents or any Liens granted in connection therewith; or, any Liens granted in any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Agreement (except where such circumstance arises as a result of any action or inaction by any Lender).

                10.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of the lesser of (i) $5,000,000 in the aggregate or (ii) 20% of Availability at such time, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

                10.1.9 Insolvency and Related Proceedings. Borrower, any Subsidiary of Borrower or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower, any Subsidiary of Borrower or any Guarantor under the federal bankruptcy laws (if against Borrower, any Subsidiary of Borrower or any Guarantor the continuation of such proceeding for more than 30 days), or Borrower, any Subsidiary of Borrower or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or any Guarantor for a period which materially adversely affects Borrower's, such Subsidiary's or such Guarantor's capacity to continue its business on a profitable basis; or Borrower, any

Subsidiary of Borrower or any Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by Borrower, any Subsidiary of Borrower or any Guarantor which is necessary to the continued or lawful operation of its business; or Borrower, any Subsidiary of Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower, any Subsidiary of Borrower or any Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which would not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                10.1.11 ERISA. A Reportable Event shall occur which, in Agent's determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or any other Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and any such event would reasonably be expected to have a Material Adverse Effect.

                10.1.12 Criminal Forfeiture. Borrower, any Subsidiary of Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower, any Subsidiary of Borrower or any Guarantor.

                10.1.13 Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against Borrower, any Subsidiary of Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $250,000 or more for any single judgment, attachment or process or $500,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.

        10.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Agent may (with the consent of the Majority Lenders) and shall at the direction of the Majority Lenders terminate the Revolving Loan Commitments and/or (ii) the Agent may (with the consent of the Majority Lenders) and shall at the direction of the Majority Lenders declare all or any portion of the Obligations other than Derivative Obligations (and all such Obligations shall thereupon become) at once due and payable without presentment, demand, protest or further notice by Agent or any Lender, and Borrower shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in Subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or any Lender, and the Revolving Loan Commitments shall be terminated.

        10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may (and shall at the direction of the Majority Lenders) exercise on behalf of the Lenders from time to time the following rights and remedies:

                10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower and each of its Subsidiaries to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower or any Subsidiary of Borrower, Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

                10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that five (5) Business Days' written notice to Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations (other than Derivative Obligations), in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations (other than Derivative Obligations), third, to the principal of the Obligations (other than Derivative Obligations), and fourth to any other Obligations, including Derivative Obligations and any costs of collection of any Derivative Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

                10.3.4 Agent is hereby granted a license or other right to use, without charge, Borrower's and each of its Subsidiary's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, consistent with Borrower's reasonable quality control requirements, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

                10.3.5 Agent may, at its option, require Borrower to deposit with Agent funds equal to 105% of the sum of (x) the LC Amount and (y) all unpaid LC Obligations and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Loans. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit, including fees and charges related to Letters of Credit and LC Guaranties. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

        10.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice to Borrower being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; provided, that each Lender exercising such rights shall notify Agent thereof prior to exercise, shall refrain from exercising such right until Agent shall have confirmed to such Lender that such exercise will not prejudice the rights of the Lenders, and any amount received as a result of the exercise of such rights shall be shared in accordance with Subsection 3.8. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

        10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrower or any of its Subsidiaries or between Agent and Borrower or any of its Subsidiaries heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrower or any of its Subsidiaries of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrower or any of its Subsidiaries to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower or any of its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Majority Lenders or all Lenders (as required by Section 11.10) or by Agent, at the direction of Majority Lenders or all Lenders, as the case may be and directed to Borrower.

                              Section 11. THE AGENT

        11.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower or any of its Subsidiaries. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

        11.2 Agent's Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or any of its Subsidiaries, to inspect the property (including the books and records) of Borrower or any of its Subsidiaries, to monitor the financial condition of Borrower or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to
Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower or Borrower's independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

        11.3 Fleet and Affiliates. With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan

Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower and its Subsidiaries and Affiliates, and any Person who may do business with or own Securities of Borrower all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

        11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrower or any of its Subsidiaries.

        11.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrower, any creditor of Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.

        11.6 Rights and Remedies to be Exercised by Agent Only. Each Lender agrees that, except as set forth in Subsection 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

        11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of to a Person other than Borrower or any of its Subsidiaries if Borrower certifies to Agent that the sale or disposition is made in compliance with Subsection 8.2.5 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrower or such Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property subject to an operating lease permitted by Subsection 8.2.13; or (v) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (vi) if approved, authorized or ratified in writing by Agent at the direction of all Lenders and (b) subordinate any Lien granted to Agent on Equipment if required by the holder of any Indebtedness (including Capitalized Lease Obligations) secured by Purchase Money Liens and Leases permitted hereunder. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto, or subordinate Liens on Equipment. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

        11.8 Agent's Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

        11.9 Right of Sale, Assignment, Participations. Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

                11.9.1 Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, Borrower, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement or any Affiliate thereof, (iv) the assignee Lender shall pay to Agent a processing and recordation fee of $3,500 and any reasonable out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

                11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring or waiving any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrower, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold any such participation.

                11.9.3 Certain Agreements of Borrower. Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of
Section 12.14 hereof, such Lender may disclose credit information regarding Borrower to any potential Participant or assignee.

                11.9.4  Non U.S. Resident Transferees. If, pursuant to this
Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower either United States Internal Revenue Service Form W-8ECI or United States Internal Revenue Service Form W-8BEN (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form W-8ECI or Form W-8BEN upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

        11.10 Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, if such amendment, waiver or consent does any of the following: (1) increases the aggregate Revolving Loan Commitments, or any Lender's Revolving Loan Commitment, (2) reduces the principal of, or interest on, any amount payable hereunder or under any Note, or any fees payable to Lenders hereunder, other than those payable only to Fleet in its capacity as Agent or Letter of Credit issuer, which may be reduced by Fleet unilaterally,
(3) decreases any interest rate payable hereunder or any fee payable to Lenders hereunder, other than those payable to Fleet in its capacity as Agent or Letter of Credit issuer, which may be reduced by Fleet unilaterally, (4) postpones any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) reduces the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (6) releases or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents, (7) amends any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (8) amends the definition of the term "Majority Lenders", (9) amends this Section 11.10, (10) releases Collateral with a value in excess of $5,000,000, unless otherwise permitted pursuant to Section 11.7 hereof; or (11) increases the advance rates contained in the definition of "Borrowing Base" to a level greater than those set forth on the date hereof; or (12) amends the definitions of "Borrowing Base" (or any component thereof) or "Availability Reserve" to make such definitions less restrictive (provided that the foregoing shall not affect Agent's discretion in determining eligibility) or (ii) in writing and signed by Agent in addition to the Lenders required above to take such action, if such action affects the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

        11.11 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than thirty (30) days prior written notice to the Lenders and Borrower. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Lenders and Borrower of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as the Majority Lenders appoint a successor agent, subject to Borrower's consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

        11.12 Co-Agents. The co-Documentation Agents and co-Syndication Agents shall have no right, duty, responsibility or obligation under this Agreement and the other Loan Documents other than in their capacities as Lenders, and shall have no fiduciary relationship to any Person.

                           SECTION 12. MISCELLANEOUS

        12.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of Borrower:

                12.1.1 At such time or times as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                12.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

                The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

        12.2 Indemnity. Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees (or allocated costs of in-house counsel in lieu of outside counsel) and legal expenses) as the result of the failure of Borrower or any of its Subsidiaries to observe, perform or discharge Borrower's duties hereunder or under any other Loan Document or arising out of, relating to or in connection with this Agreement and the other Loan Documents or the use of the proceeds thereof, except as to any such Person to the extent that such liability, loss or damage is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's own negligence or willful misconduct. In addition, Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this
Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

        12.3 Sale of Interest. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder without the prior written consent of all Lenders, which consent by any Lender or Lenders may be granted or denied in the sole discretion of such Lender.

        12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and each Lender permitted under
Section 11.9 hereof.

        12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

        12.8 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

        If to Agent:           Fleet Capital Corporation
                               15260 Ventura Boulevard, Suite 400
                               Sherman Oaks, California  91403
                               Attention:  Loan Administration
                               Facsimile No.:  (818) 382-4291

        With a copy to:        Latham & Watkins
                               633 West 5th Street, Suite 400
                               Los Angeles, California 90071
                               Attention:  Mary B. Ruhl
                               Facsimile No.:  (213) 891-8763

        If to Borrower:        Mobile Mini, Inc.
                               7420 South Kyrene Road, Suite 101
                               Tempe Arizona 85283
                               Attention:  Chief Financial Officer
                               Facsimile No.: (480) 894-6433

        With a copy to:        Bryan Cave LLP
                               Two N. Central, 22nd Floor
                               Phoenix, Arizona 85004
                               Attention:  Joseph P. Richardson
                               Facsimile No.: (602) 364-7070

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon a Lender pursuant to Subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by such Lender.

        12.9 Consent. Whenever Agent's or Majority's Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent or Majority Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion.

        12.10 Credit Inquiries. Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

        12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

        12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

        12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

        12.14 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

        12.15 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN LOS ANGELES, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN CALIFORNIA, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF LOS ANGELES COUNTY, CALIFORNIA, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER

POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

        12.16 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed on the day and year specified at the beginning of this Agreement.


                                       BORROWER:

                                       MOBILE MINI, INC., a Delaware corporation


                                       /s/ Lawrence Trachtenberg
                                       Title: Executive Vice President



                                       AGENT:

                                       FLEET CAPITAL CORPORATION,
                                       a Rhode Island corporation, as Agent


                                    By:
                                       -------------------------------
                                       Name: Matthew Van Steenhuyse
                                       Title: Senior Vice President








Signature page to Loan and Security Agreement

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed on the day and year specified at the beginning of this Agreement.


                                       BORROWER:

                                       MOBILE MINI, INC., a Delaware corporation


                                    By:
                                       -------------------------------
                                       Name: Lawrence Trachtenberg
                                       Title: Executive Vice President



                                       AGENT:

                                       FLEET CAPITAL CORPORATION,
                                       a Rhode Island corporation, as Agent


                                       /s/ Matthew Van Steenhuyse
                                       Title: Senior Vice President
















Signature page to Loan and Security Agreement

                                      CO-SYNDICATION AGENTS:

                                      BANK ONE, NA,
                                      with its main office in Chicago, Illinois, as Co-Syndication Agent

                                      /s/ Steve Reinhart
                                      Title: First Vice President



                                      JP MORGAN CHASE BANK,
                                      as Co-Syndication Agent


                                   By:
                                      -------------------------------
                                      Name: Kathleen C. Krieg
                                      Title: Vice President








Signature page to Loan and Security Agreement

                                      CO-SYNDICATION AGENTS:

                                      BANK ONE, NA,
                                      with its main office in Chicago, Illinois, as Co-Syndication Agent

                                   By:
                                      -------------------------------
                                      Name: Steve Reinhart
                                      Title: First Vice President



                                      JP MORGAN CHASE BANK,
                                      as Co-Syndication Agent


                                      /s/ Kathleen C. Krieg
                                      Title: Vice President








Signature page to Loan and Security Agreement

                                      CO-DOCUMENTATION AGENTS:

                                      BANK OF AMERICA, N.A.,
                                      AS CO-DOCUMENTATION AGENT


                                      /s/ Stephen King
                                      Title: Senior Vice President



                                      WASHINGTON MUTUAL BANK,
                                      AS CO-DOCUMENTATION AGENT


                                   By:
                                      -------------------------------
                                      Name: Terri K. Lins
                                      Title: Vice President








Signature page to Loan and Security Agreement

                                          CO-DOCUMENTATION AGENTS:

                                          BANK OF AMERICA, N.A.,
                                          AS CO-DOCUMENTATION AGENT


                                          By: __________________________________
                                          Name: Stephen King
                                          Title: Senior Vice President


                                          WASHINGTON MUTUAL BANK,
                                          AS CO-DOCUMENTATION AGENT

                                          /s/ Terri K. Lins
                                          Title: Vice President



Signature page to Loan and Security Agreement

                                      LENDERS:

                                      FLEET CAPITAL CORPORATION


                                      /s/ Matthew Van Steenhuyse
                                      Title: Senior Vice President



                                      Revolving Loan Commitment: $32,500,000

Signature page to Loan and Security Agreement

                                      BANK ONE, NA,
                                      with its main office in Chicago, Illinois


                                      /s/ Steve Reinhart
                                      Title: First Vice President

                                      Revolving Loan Commitment: $30,000,000.00






Signature page to Loan and Security Agreement

                                      JP MORGAN CHASE BANK


                                      /s/ Kathleen C. Krieg
                                      Title: Vice President


                                      Revolving Loan Commitment: $30,000,000.00



Signature page to Loan and Security Agreement

                                      BANK OF AMERICA, N.A.


                                      /s/ Stephen King
                                      Title: Senior Vice President


                                      Revolving Loan Commitment: $30,000,000.00



Signature page to Loan and Security Agreement

                                       WASHINGTON MUTUAL BANK



                                       /s/ Terri K. Lins
                                       Title: Vice President



                                       Revolving Loan Commitment: $25,000,000.00







Signature page to Loan and Security Agreement

                                       FIRST UNION NATIONAL BANK



                                       /s/ Eric Butler
                                       Title: Senior Vice President


                                       Revolving Loan Commitment: $22,500,000.00






Signature page to Loan and Security Agreement

                                               DEUTSCHE FINANCIAL SERVICES CORP.




                                               /s/ Joseph Kinkenon
                                               Title: Vice President


                                       Revolving Loan Commitment: $17,500,000.00

















Signature page to Loan and Security Agreement

                                                  U.S. BANK NATIONAL ASSOCIATION




                                               /s/ Joseph P. Howard
                                               Title: Vice President


                                       Revolving Loan Commitment: $17,500,000.00

















Signature page to Loan and Security Agreement

                             PNC BANK, NATIONAL ASSOCIATION


                             /s/ Lawrence Weinstein
                             Title: Vice President


                             Revolving Loan Commitment: $15,000,000.00























Signature page to Loan and Security Agreement

                                   ALLFIRST BANK



                                           /s/ Nancy Z. Reimann
                                           Title:  VP


                                   Revolving Loan Commitment: $15,000,000.00










Signature page to Loan and Security Agreement

                                       THE PROVIDENT BANK


                                       /s/ Marshall M. Stuart
                                       Title: Vice President


                                       Revolving Loan Commitment: $10,000,000.00

Signature page to Loan and Security Agreement

                                       BANK LEUMI USA



                                       /s/ Jacques Delvoye
                                       Title: Vice President


                                       Revolving Loan Commitment: $5,000,000.00






Signature page to Loan and Security Agreement

                                   APPENDIX A

                               GENERAL DEFINITIONS

            When used in the Loan and Security Agreement dated as of February 11, 2002, by and among FLEET CAPITAL CORPORATION, individually and as Agent, the other financial institutions which are or become parties thereto and MOBILE MINI, INC., a Delaware corporation, (a) the terms Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations and Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC (as defined below); (b) all terms indicating Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or any Guarantor or in which Borrower or any Guarantor now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

            "Account Debtor" - any Person who is or may become obligated on or under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

            "Account" - the meaning assigned under the UCC and all rights to payments under leases and Chattel Paper.

            "Acquisition" - (i) the acquisition by Borrower or any of its Subsidiaries of all of the issued and outstanding Securities or other equity interests of a Person, (ii) the acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person or a line of business of a Person or (iii) the merger or consolidation of Borrower or any of its Subsidiaries with a Person other than a Person that was a Subsidiary of Borrower or such Subsidiary immediately prior to such merger.

            "Affiliate" - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 15% or more of any class of the Voting Stock of a Person; or (iii) 15% or more of the Voting Stock (or in the case of a Person which is not a corporation, 15% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

            "Agent" - Fleet in its capacity as agent for the Lenders under the Agreement and its successors and assigns, including any successor in that capacity appointed pursuant to Subsection 11.11.

            "Aggregate Percentage" - with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Revolving Loan Commitment divided by
(ii) the aggregate of all Revolving Loan Commitments.

            "Agreement" - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

            "Applicable Margin" - from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Portion and the LIBOR Portion:

            Base Rate Portion                        .25%
            LIBOR Portion                           2.00%

            The percentages set forth above will be adjusted on the first day of the month following receipt by Agent from Borrower of the financial statements required to be delivered pursuant to Subsection 8.1.3(iii) of the Agreement for each fiscal quarter ended on the last day of March, June, September and December during the Term, commencing with the quarter ending June 30, 2002 (each such date an "Adjustment Date"), effective prospectively, by reference to the Debt Ratio for the four quarters most recently ending in accordance with the following:

       Debt Ratio            Base Rate Portion       LIBOR Portion
       ----------            -----------------       -------------
> or = to 4.0:1                     .75%                  2.50%
> or = to 3.5:1 but <4.0:1          .50%                  2.25%
> or = to 3.0:1 but <3.5:1          .25%                  2.00%
> or = to 2.5:1 but <3.0:1            0%                  1.75%
<2.5:1                                0%                  1.50%

provided that, (i) if Borrower's audited financial statements for any fiscal year delivered pursuant to Subsection 8.1.3(i) of the Agreement reflect a Debt Ratio that yields a different Applicable Margin than that yielded by the quarterly financial statements previously delivered pursuant to Subsection 8.1.3(iii) of the Agreement for the last quarter of such fiscal year, the Applicable Margin shall be readjusted retroactive to the preceding Adjustment Date and (ii) if Borrower fails to deliver the financial statements required to be delivered pursuant to Subsection 8.1.3(i) or Subsection 8.1.3(iii) of the Agreement on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date.

            "Appraiser" - an appraiser employed by Agent or an independent third party appraiser engaged by Agent, at Borrower's expense.

            "Availability" - the amount of additional money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower), the LC Amount, all unpaid LC Obligations, the Availability Reserve and any other reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero (0).

            "Availability Reserve" - a reserve against Availability equal to $10,000,000.

            "Bank" - Fleet National Bank.

            "Base Rate" - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

            "Base Rate Advance" - any Revolving Credit Loan bearing interest computed by reference to the Base Rate.

            "Base Rate Portion" - that portion of the Revolving Credit Loans that is subject to interest computed by reference to the Base Rate.

            "Borrower" - Mobile Mini, Inc., a Delaware corporation with its chief executive office and principal place of business at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

            "Borrowing Base" - as at any date of determination thereof, an amount equal to the lesser of:

                        (i)   the Revolving Credit Maximum Amount; or

                        (ii)  an amount equal to the sum of

            (A) up to eighty-five percent (85%) of the net amount of Eligible Accounts; plus

            (B) up to ninety percent (90%) of Eligible Container Fleet Inventory; plus

            (C) up to seventy percent (70%) of Eligible Trailer Fleet Inventory; plus

            (D)  the lesser of (i) $15,000,000 or (ii) the sum of

                        (a) up to ninety percent (90%) of Eligible Container Inventory Held for Sale; plus

                        (b) up to the lesser of (x) $2,500,000 or (y) ninety percent (90%) of Eligible Work-in-Process Container Inventory; plus

                        (c) up to seventy-five percent (75%) of Eligible Primary Raw Materials Inventory; plus

                        (d) up to sixty percent (60%) of Eligible Other Raw Materials Component Inventory; plus


            (E) the lesser of (i) $25,000,000 and (ii) the sum of (a) up to eighty percent (80%) of the value of Eligible Machinery and Equipment; plus (b) up to sixty percent (60%) of the value of the Specified Real Property.

            For purposes of calculating the components of the Borrowing Base,
(1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the amount of Eligible Inventory shall be determined on a first-in, first-out basis; (3) Inventory "cost" shall be determined in a manner consistent with Borrower's current and historical accounting practices unless otherwise specifically provided in this Agreement,
(4) the value of Eligible Machinery and Equipment and Specified Real Property shall be determined on the basis of the orderly liquidation value of such Property based on the most recent appraisal received by Agent from the Appraiser; and (5) orderly liquidation value of Inventory shall be based on the most recent appraisal received by Agent from the Appraiser.

            "Borrowing Base Certificate" - a certificate by a senior financial officer of Borrower, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

            "Business Day" - (i) when used with respect to the LIBOR option, shall mean a day on which dealings may be effected in deposits of United States Dollars in the London interbank foreign currency deposits market and on which Bank is conducting and other banks may conduct business in London, England, in the State of California and (ii) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are closed.

            "Capital Expenditures" - expenditures made or liabilities incurred for the acquisition of any fixed assets (including but not limited to containers) or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations and that portion of Investments allocable to property, plant or equipment. Capital Expenditures shall exclude
(i) new and used manufactured or remanufactured portable container Inventory held for sale, (ii) proceeds of a Casualty Loss applied to the repair or replacement of the property affected by the Casualty Loss and (iii) Inventory or Equipment acquired in a Permitted Acquisition.

            "Capitalized Lease Obligation" - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            "Cash Equivalents" means either of the following, so long as the same are maintained in accounts in which Agent has a perfected security interest: (i) securities issued, guarantied or insured by the United States or any of its agencies and having maturities of not more than one year; and (ii) certificates of deposit having maturities of not more than one year issued by Agent, any Lender or by a U.S. federal or state chartered commercial bank of recognized standing whose capital and unimpaired surplus is in excess of $100,000,000 and whose short-term commercial paper rating, or that of its parent holding company, is at least A-2 or the equivalent by Standard & Poor's Corporation and at least P-2 or the equivalent by Moody's Investors Services, Inc.

            "Casualty Loss" - (i) the loss, damage, or destruction of any asset owned or used by Borrower or any of its Subsidiaries, (ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset, or (iii) the diminishment of such asset so as to render use for its intended purpose impracticable or unreasonable.

            "Certificate of Title - a certificate of title, certificate of ownership or other registration certificate issued or required to be issued for any asset under the certificate of title or similar laws of any jurisdiction.

            "Change of Control" - either: (i) other than members of management as of the Closing Date, any "person" (as such term is used in Subsections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) on or after the Closing Date is or becomes a "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of Securities of Borrower representing 15% or more of the combined voting power of Borrower's then-outstanding Securities; or (ii) the existing directors for any reason cease to constitute 75% of Borrower's Board of Directors or (iii) any Guarantor ceases to be a wholly-owned Subsidiary of Borrower, except as expressly permitted by the Loan Documents. For purposes of this definition, "existing directors" means (x) individuals constituting Borrower's Board of Directors on the Closing Date, and
(y) any subsequent director whose election by the Board of Directors or nomination for election by Borrower's shareholders was approved by a vote of at least 75% of the directors then in office which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

            "Closing Date" - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

            "Collateral" - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations or any Guaranty Agreement.

            "Collateral Access Agreement" - any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any warehouseman or processor in possession of Inventory, in form and substance approved by Agent.

            "Computer Hardware and Software" - all rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

            "Consolidated" - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

            "Consolidated EBITDA" - for a period, the Consolidated net income of Borrower and its Subsidiaries (excluding extraordinary gains, non-cash extraordinary losses and extraordinary losses arising from prepayments of Indebtedness incurred on or about the Closing Date in connection with the initial funding of the Loans) for the period (i) plus all Interest Expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period, (ii) less gains or plus losses attributable to any fixed asset sales (excluding sales of containers held for lease) in the period and (iii) plus or minus any other non-cash charges which have been subtracted or added in calculating Consolidated net income. For all purposes other than calculating Consolidated Net Cash Flow, Consolidated EBITDA for any such period shall be calculated by giving pro forma effect to any Permitted Acquisition during such period, as if such Acquisition had been consummated on the first day of such period, as long as Borrower shall have delivered to Agent audited financial statements for such period for the Person or assets acquired.

             "Consolidated Net Cash Flow" - for a period, Consolidated EBITDA less the sum of (i) Unfinanced Capital Expenditures, during such period, plus
(ii) taxes paid in cash during such period and plus (iii) Restricted Payments paid in cash during such period (other than Restricted Payments paid by a Subsidiary of Borrower to Borrower or a Guarantor).

            "Contingent Obligation" - any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another, except endorsements in the ordinary course of business.

            "Contract Right" - any right to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

            "Debt Ratio" - as of any date of determination, the ratio of (i) Funded Debt as of such date to (ii) Consolidated EBITDA for the four fiscal quarters ending on such date.

            "Default" - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            "Default Rate" - as defined in Subsection 2.1.2 of the Agreement.

            "Derivative Obligations" - every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency or exchange rates or valuations.

            "Dominion Account" - a special bank account or accounts of Agent established by Borrower pursuant to Subsection 6.2.4 of the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

            "Eligible Account" - an Account of Borrower or a Guarantor arising in the ordinary course of the business of Borrower or such Guarantor from the sale of goods, the lease of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account less all returns, rebates, discounts (which may at Agent's option be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Account shall be an Eligible Account if:

                        (i) it arises out of a sale made or services rendered by Borrower or a Guarantor to a Subsidiary of Borrower or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

                        (ii) it is an Account that has payment terms longer than 45 days from the date of invoice; provided, however, that $200,000 may be considered Eligible Accounts with payment terms longer than 45 days but no longer than 90 days from the date of the invoice;

                        (iii) it remains unpaid more than 90 days after the
            original invoice date; or

                        (iv) it is owed by an Account Debtor and the total unpaid Accounts of such Account Debtor exceed 10% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

                        (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

                        (vi) the Account Debtor is also a creditor or supplier of Borrower or any Subsidiary of Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower or any Subsidiary of Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

                        (vii) the Account Debtor has commenced a voluntary case
            under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal or other similar bankruptcy, reorganization or insolvency laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal or other similar bankruptcy reorganization or insolvency laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                        (viii) it arises from a sale made or services rendered
            to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or

                        (ix) (1) it arises from a sale to the Account Debtor on a bill-and-hold or consignment basis; or (2) it is subject to a reserve established by

            Borrower or any of its Subsidiaries for potential returns or refunds, to the extent of such reserve; or

                        (x) the Account Debtor is the United States of America, any State or any political subdivision or department, agency or instrumentality thereof, unless Borrower or any such Guarantor, as applicable, assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended) or complies with any similar applicable state or local law as Agent may require; or

                        (xi) it is not at all times subject to Agent's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien; or

                        (xii) the goods giving rise to such Account have not
            been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower or the applicable Guarantor and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                        (xiii) the Account is evidenced by an instrument of any
            kind, or has been reduced to judgment; or

                        (xiv) Borrower or a Subsidiary of Borrower has made any
            agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                        (xv) more than 50% of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; provided that Agent may, in its sole discretion, reduce such percentage to a lesser percentage, but not below 25%; or

                        (xvi) the Account is subject to any progress payment or
            other similar advance made by or for the benefit of the applicable Account Debtor; or

                        (xvii) the Account evidences a lease to an Account
            Debtor that is an individual and the aggregate amount of such Accounts included as Eligible Accounts hereunder equals or exceeds $750,000; or

                        (xvii) the Account evidences a sale to an Account Debtor
            that is an individual.

            "Eligible Container Fleet Inventory" - Eligible Goods Inventory of Borrower and the Guarantors consisting of new and used manufactured or remanufactured portable and ISO containers and portable mobile offices, valued at the lower of Borrower and its Subsidiaries' cost or orderly liquidation value, except for custom containers that are pre-sold and ISO containers that are pre-sold, which will be valued at the lower of Borrower's cost or sales invoice, , held by Borrower or a Guarantor for intended lease or rental by Borrower and its Subsidiaries to third party end users.

            "Eligible Container Inventory Held For Sale" - Eligible Goods Inventory of Borrower and the Guarantors consisting of new and used manufactured or remanufactured portable and ISO containers, valued at the lower of Borrower and Subsidiaries' cost or orderly liquidation value, except for custom containers that are pre-sold and ISO containers that are pre-sold, which will be valued at the lower of Borrower's cost or sales invoice, held by Borrower or a Guarantor for intended sale to third parties, containers used by Borrower and the Guarantors, containers temporarily out of service and otherwise unrefurbished ISO units, whether or not held for sale.

            "Eligible Goods Inventory" - Inventory of Borrower and the Guarantors which Agent, in its reasonable credit judgment, deems to be Eligible Goods Inventory. In determining the amount to be so included, Inventory shall be valued at the lower of cost or orderly liquidation value, except for custom containers that are pre-sold and ISO containers that are pre-sold, which will be valued at the lower of Borrower's cost or sales invoice, . Unless otherwise approved in writing by Agent, no Inventory shall be deemed Eligible Goods Inventory if:

            (a) it is not owned solely by Borrower or a Guarantor or Borrower or a Guarantor does not have good, valid and marketable title thereto; or

            (b)   it is not located in the United States; or

            (c) it (i) is not subject to valid, current rental or lease agreements between Borrower or a Guarantor and the renters or lessees thereof or
(ii) if not leased, is not located on property owned or leased by Borrower or a Guarantor or is not located in a contract warehouse, subject to a Collateral Access Agreement executed by the mortgagee, the lessor or the contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided, however, that as long as Borrower has received Collateral Access Agreements to the extent necessary to comply with Subsection 8.1.6 of the Agreement, Inventory will not be deemed ineligible solely because it is located on property not subject to a Collateral Access Agreement, but Agent shall reserve one month's rent under the applicable lease for the premises against the Borrowing Base; or

            (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

            (e) it consists of goods returned or rejected by Borrower or a Subsidiary's or Affiliate's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

            (f) it is not first-quality finished goods or work in process, is obsolete, or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

            (g) it is subject to a lease which should be classified as a capital lease under GAAP or contains a contains a purchase option for an amount less than the amount equal to the net book value; or

            (h) Inventory which is located on Borrower's premises and is being repaired; or

            (i) Inventory which can not be located at the time of Borrower's physical inventory; or

            (j) it is Eligible Raw Materials Inventory or Eligible Machinery and Equipment.

            "Eligible Inventory" - Eligible Goods Inventory and Eligible Raw Materials Inventory.

            "Eligible Machinery and Equipment" - Equipment of Borrower or a Guarantor which Agent, in its reasonable credit judgment, deems to be Eligible Machinery and Equipment. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Equipment shall be deemed Eligible Machinery and Equipment if:

            (a) it is not owned solely by Borrower or a Guarantor or Borrower or a Guarantor does not have good, valid and marketable title thereto; or

            (b)   it is not located in the United States; or

            (c) it is not located on property owned or leased by Borrower or a Guarantor subject to a Collateral Access Agreement executed by the lessor; provided, however, that as long as Borrower has received Collateral Access Agreements to the extent necessary to comply with Subsection 8.1.6 of the Agreement, Equipment will not be deemed ineligible solely because it is located on property not subject to a Collateral Access Agreement, but Agent shall reserve one month's rent under the applicable lease of the premises against the Borrowing Base; or

            (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Equipment stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

            (e) it is not of a like kind or type of Equipment that has been appraised and it has not been appraised by the Appraiser with an appraisal in form and substance satisfactory to Agent and reasonably satisfactory to Majority Lenders.

            "Eligible Other Raw Materials Component Inventory" - Eligible Raw Materials Inventory, valued at Borrowers' cost, of Borrower or a Guarantor purchased from third parties consisting of plumbing, drywall, electrical components, insulation materials, HVAC materials, doors and windows, and fasteners, and located on the Closing Date or thereafter at Borrower's Maricopa facility or such other facility of Borrower or a Guarantor as to which Borrower implements a perpetual inventory accounting system comparable to that of the Maricopa facility.

            "Eligible Primary Raw Materials Inventory" - Eligible Raw Materials Inventory, valued at Borrowers' cost (except for fiscal year end calculations where the value will be the lower of Borrower's cost or market), of Borrower or a Guarantor consisting of steel, lumber, plywood and paint, and located on the Closing Date or thereafter at Borrower's Maricopa facility or such other facility of Borrower as to which Borrower implements a perpetual inventory accounting system comparable to that of the Maricopa facility.

            "Eligible Raw Materials Inventory" - Eligible Primary Raw Materials Inventory or Eligible Other Raw Materials Inventory which Agent, in its reasonable credit judgment, deems to be Eligible Raw Materials Inventory. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Inventory shall be deemed Eligible Raw Materials Inventory if:

            (a) it is not owned solely by Borrower or a Guarantor or Borrower or a Guarantor does not have good, valid and marketable title thereto; or

            (b)   it is not located in the United States; or

            (c) it is not located on property owned or leased by Borrower or a Guarantor or in a contract warehouse, subject to a Collateral Access Agreement executed by the lessor or the contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided, however, that as long as Borrower has received Collateral Access Agreements to the extent necessary to comply with Subsection
8.1.6 of the Agreement, Inventory will not be deemed ineligible solely because it is located on property not subject to a Collateral Access Agreement, but Agent shall reserve equal to one month's rent under the applicable lease of the premises against the Borrowing Base.; or

            (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

            (e) it is goods returned or rejected by Borrower or a Guarantor's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

            (f) it is not first-quality raw materials, is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Credit Documents; or

            (g) it is Eligible Goods Inventory or Eligible Machinery and Equipment; or

            (h)   it is Inventory being repaired at Borrower's facility.

            "Eligible Trailer Fleet Inventory" - Eligible Goods Inventory consisting of new and used manufactured or remanufactured Trailers, valued at the lower of cost or orderly liquidation value, held by Borrower or a Guarantor for intended lease or rental by Borrower or a Guarantor to third party end users, and shall exclude any Inventory that is not manufactured in accordance with and does not meet all standards imposed by all requirements of law or by any governmental authority having regulatory authority over such goods or their manufacture, use, sale, or lease.

            "Eligible Work-In-Process Container Inventory" - Eligible Goods Inventory, valued at cost, consisting of : (a) new and used manufactured or remanufactured portable containers, which is in the work-in-process phase of manufacturing; (b) shaped steel component parts; or (c) sub-assemblies and which are located on the Closing Date or thereafter at Borrower's Maricopa facility or at such other facility of Borrower or a Guarantor as to which Borrower and the Guarantors implement after the Closing Date a perpetual inventory accounting system comparable to that of the Maricopa facility.

            "Environmental Laws" - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to pollution or the protection of the environment.

            "Equipment" - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in the operations of Borrower or any of its Subsidiaries or Affiliates or owned by Borrower or any of its Subsidiaries or Affiliates or in which Borrower or any of its Subsidiaries or Affiliates has an interest, whether now owned or hereafter acquired by Borrower or any of its Subsidiaries or Affiliates and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

            "ERISA" - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

            "Event of Default" - as defined in Section 10.1 of the Agreement.

            "Fixed Charge Coverage Ratio" - as any date of determination, the ratio of (i) Consolidated Net Cash Flow for the four fiscal quarters ending on such date to (ii) the sum of Interest Expense for the four fiscal quarters ending on such date plus the current portion of Funded Debt as of such date.

            "Fleet" - Fleet Capital Corporation, a Rhode Island corporation with an office at 15260 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403, and its successors and assigns.

            "Funded Debt" - means, without duplication, (i) Indebtedness arising from the lending of money by any Person to Borrower or any of its Subsidiaries;
(ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Funded Debt shall not include trade payables or accrued expenses or Indebtedness of up to $1,500,000 incurred to finance insurance premiums.
            "Guarantors" - each Subsidiary of Borrower and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

            "Guaranty Agreements" - the Guaranty which is to be executed on the Closing Date by each Subsidiary of Borrower, in form and substance satisfactory to Agent, together with each other guaranty hereafter executed by any Guarantor.

            "Indebtedness" - (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument, (b) Capitalized Lease Obligations, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, (d) Derivative Obligations, as determined by Agent, (e) Contingent Obligations and (f) obligations secured by any Lien on that Person's property, even if that Person has not assumed such obligations.

            "Intellectual Property" - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

            "Interest Expense" - the consolidated expense of Borrower and its Subsidiaries for interest on Indebtedness, including, without limitation, amortization of original issue discount, incurrence fees (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligation.

            "Interest Period" - as applicable to any LIBOR Advance, a period commencing on the date a LIBOR Advance is made, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Advance relates; and (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Term.

            "Investment" - all expenditures made and all liabilities incurred (including Contingent Obligations) for or in connection with the acquisition of Securities or Indebtedness of a Person, loans, advances, capital contributions or transfers of property to a Person, or acquisition of substantially all the assets of a Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount guaranteed and outstanding; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted.

            "IP Security Agreement" - a security agreement executed by Borrower or any Guarantor granting to Agent, for the benefit of the Lenders, a Lien on Intellectual Property.

            "LC Amount" - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

            "LC Guaranty" - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

            "LC Obligations" - any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

            "Legal Requirement" - any requirement imposed upon Agent or any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

            "Lenders" - Fleet in its capacity as lender and any other financial institution which is or becomes a party to this Agreement as a lender.

            "Letter of Credit" - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of Borrower.

            "LIBOR" - with respect to any LIBOR Advance, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the product of (i) the Base LIBOR Rate (as hereinafter defined) divided by (ii) an amount equal to 1 minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed against banks which are members of the Federal Reserve System for "Eurocurrency Liabilities" as defined in Regulation D. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate, rounded upwards, if necessary, to the next higher 1/16 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the applicable LIBOR Advance are offered to Agent or Agent's Affiliate by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two business days prior to the such LIBOR Advance, for delivery on the day of such LIBOR Advance. Each determination by Agent of any LIBOR rate shall, in the absence of manifest error, be conclusive.

            "LIBOR Advance" - any Loan bearing interest computed by reference to the LIBOR.

            "LIBOR Interest Payment Date" - the last day of each Interest Period and, in the case of any Interest Period of six (6) months, the 90th day of such Interest Period.

            "LIBOR Portion" - that portion of the Revolving Credit Loans that is subject to interest computed by reference to the LIBOR.

            "Lien" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower or Guarantor, as applicable, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            "Loan Account" - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

            "Loan Documents" - the Agreement, the Other Agreements and the Security Documents.

            "Loans" - all loans and advances of any kind made by Agent or any Lender (or by any affiliate of Fleet) pursuant to the Agreement.

            "London Banking Day" - any date on which commercial banks are open for business in London, England.

            "Majority Lenders" - as of any date, Lenders holding 51% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

            "Mandatory Redeemable Obligation" - an obligation of Borrower or any of its Subsidiaries (or guaranteed by any of them) which must be redeemed or repaid (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than Borrower or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of Borrower or such Subsidiary, such as a redemption required to be made out of future earnings.

            "Material Adverse Effect" - means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and Guarantors, taken as a whole, (ii) the impairment of the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect on the value of a material portion of the Collateral or the amount which Agent or the Lenders would receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

            "Mortgages" - All mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

            "Multiemployer Plan" - has the meaning set forth in Section 4001(a)(3) of ERISA.

            "Obligations" - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Agent, for its own benefit and the benefit of the Lenders, or from Borrower to Bank, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or cash management services rendered in connection therewith, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and any Derivative Obligations owing to Agent, any Lender or any Affiliate of a Lender or Bank.

            "Organizational I.D. Number" - with respect to Borrower or any Subsidiary of Borrower, the organizational identification number assigned to Borrower or such Subsidiary by the applicable governmental unit or agency of the jurisdiction of organization of Borrower or such Subsidiary.

            "Other Agreements" - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent in respect of the transactions contemplated by the Agreement.

            "Overadvance" - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans, plus the LC Amount, plus the amount of LC Obligations that have not been reimbursed by Borrower or funded with a Revolving Credit Loan, plus reserves, exceeds the Borrowing Base.

            "Permitted Acquisition" - an Acquisition permitted under Subsection
8.2.14 of the Agreement.

            "Permitted Liens" - any Lien of a kind specified in Subsection 8.2.3 of the Agreement.

            "Person" - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

            "Plan" - an employee benefit plan now or hereafter maintained for employees of Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

            "Pledge Agreement - the pledge agreement executed by Borrower and its Subsidiaries pledging to Agent, for the benefit of the Lenders, all Securities owned by them.

            "Projections" - Borrower's forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) of stockholders equity statements, all prepared on a consistent basis with the historical financial statements of Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

            "Property" - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Purchase Money Liens and Leases" - a Lien upon fixed assets which secures Indebtedness permitted under Subsection 8.2.2, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the purchase money Indebtedness secured by such Lien.

            "Reportable Event" - any of the events set forth in Section 4043(b) of ERISA.

            "Reserve Percentage" - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Eurocurrency Liabilities" as defined in Regulation D.

            "Restricted Payment" - defined in Section 8.2.6.

            "Revolving Credit Loan" - a Loan made by a Lender pursuant to
Section 1.1.1 of the Agreement.

            "Revolving Credit Maximum Amount" - $250,000,000.00, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

            "Revolving Loan Commitment" - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to Subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page hereof, as the same may be reduced from time to time pursuant to the terms of this Agreement.

            "Revolving Loan Percentage" - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

            "Revolving Notes" - the Secured Promissory Notes to be executed by Borrower on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

            "Security" - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

            "Security Documents" - the Guaranty Agreements, the Subsidiary Security Agreements, the IP Security Agreements, the Pledge Agreement, the Mortgages and all other instruments and agreements now or at any time hereafter securing the whole or any part of the

Obligations or any Guaranty thereof, including any joinder agreement pursuant to which any Subsidiary or Affiliate of Borrower becomes a party to any other Security Document.

            "Solvent" - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts discounted based on the likelihood of their having to be paid), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

            "Specified Real Property" - the four parcels of real property owned by Borrower or Guarantor located at (i) 11755 Maricopa Industrial Parkway, Pinal County, Arizona, (ii) 4010 South 36th Street, Phoenix, Arizona, (iii) 3550 Duncanville Road, Dallas, Texas; and (iv) 3926 S.W. 29th Street, Oklahoma City, Oklahoma.

            "Subordinated Debt" - Indebtedness of Borrower or any Subsidiary of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Agent.

            "Subsidiary" - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination. For purposes of clarity, the term "Subsidiary" shall include subsidiaries of Subsidiaries.

            "Subsidiary Security Agreement" - the security agreement executed by Borrower's Subsidiaries and Affiliates in favor of Agent, for the benefit of the Lenders.

            "Swing Line Loan" - as defined in Section 3.1.11 of the Agreement.

            "Term" - as defined in Section 4.1 of the Agreement.

            "Total Credit Facility" - $250,000,000.00, as reduced from time to time pursuant to the terms of the Agreement.

            "Trailers" - over-the-road tractor trailers and trailers intended for use as storage facilities not constituting portable and ISO containers owned by Borrower or any of its Subsidiaries.

            "Type of Organization" - with respect to Borrower or any Subsidiary of Borrower, the kind or type of entity by which Borrower or such Subsidiary is organized, such as a corporation or limited liability company.

            "UCC" - the Uniform Commercial Code as in effect in the State of California on the date of this Agreement, as the UCC may be amended or otherwise modified from time to time.

            "Unfinanced Capital Expenditures" - for any period, cash expenditures made for Capital Expenditures during such period less (i) the net cash proceeds received during such period from Borrower's issuance of equity Securities or Subordinated Debt and (ii) the amount, that Lenders would advance against Eligible Machinery and Equipment, Eligible Container Fleet Inventory or Eligible Container Inventory held for sale acquired if it were included in the Borrowing Base.

            "Voting Stock" - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

                  Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

                  Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1       Form of Revolving Note
Exhibit 8.3       Financial Covenants


                         List of Exhibits and Schedules

                                   EXHIBIT 1.1

                             FORM OF REVOLVING NOTE


                              Exhibit 1.1 - Page 1

                                   EXHIBIT 8.3

                               FINANCIAL COVENANTS


            8.3.1 Fixed Charge Coverage Ratio. As of the end of each fiscal quarter set forth below, Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such date:

               Fiscal Quarter                  Fixed Charge
                  Ended on                    Coverage Ratio
                  --------                    --------------
            March 31, 2002                      2.10 to 1.0
            June 30, 2002                       1.90 to 1.0
            September 30, 2002                  1.80 to 1.0
            December 31, 2002                   1.80 to 1.0
            March 31, 2003                      2.00 to 1.0
            June 30, 2003 and thereafter        2.10 to 1.0

            8.3.2 Debt Ratio. As of the end of each fiscal quarter, Borrower and its Subsidiaries shall maintain a Debt Ratio of not more than 4.50 to 1.00.

            8.3.3 Minimum Availability. Borrower shall maintain at all times an Availability of not less than $10,000,000.00, calculated for these purposes only without deduction of the Availability Reserve.

            8.3.4 Minimum Utilization. Borrower and Guarantors shall maintain minimum utilization rates for each fiscal quarter, calculated at the end of each such quarter as the average amount during such quarter, and calculated as:

            (a) the number of units of the Eligible Container Fleet Inventory of Borrower and the Guarantors which is then subject to valid, current rental or lease agreements between Borrower or a Guarantor and the renters or lessees thereof, divided by the aggregate number of units of the Eligible Container Fleet Inventory of Borrower and the Guarantors, of not less than seventy five percent (75%) in the first fiscal quarter of each year and seventy-seven and one-half percent (77.5%) in each other fiscal quarter; and

            (b) (i) the number of units of the Eligible Container Fleet Inventory of Borrower and the Guarantors which is then subject to valid, current rental or lease agreements


                              Exhibit 8.3 - Page 1
between Borrower or a Guarantor and the renters or lessees thereof, divided by
(ii) sum of (A) the number of units of the Eligible Container Fleet Inventory of Borrower and the Guarantors, and (B) the number of units of the Eligible Container Inventory Held For Sale of Borrower and the Guarantors, of not less than seventy percent (70%) in the first fiscal quarter in each year and seventy-two and one-half percent (72.5%) in each other fiscal quarter; provided, that for the purposes of calculation of compliance with this Subsection 8.3.4, the aggregate of the number of units of Eligible Container Inventory Held For Sale, as a percentage of the sum of clauses (A) and (B) above, shall not exceed five percent (5%).


                              Exhibit 8.3 - Page 2